Exhibit 99.1

DUPONT FABROS TECHNOLOGY, INC.

HISTORICAL FINANCIAL INFORMATION

FOR THE YEAR ENDED DECEMBER 31, 2008

Note:

The historical financial information included in this Exhibit 99.1 is presented in accordance with the requirements of Statement of Financial Accounting Standards (“SFAS”) No. 160, Noncontrolling Interest in Consolidated Financial Statements – an amendment of ARB No. 51, which was adopted as of January 1, 2009 and EITF Topic D-98, Classification and Measurement of Redeemable Securities.

ITEM 6.	SELECTED FINANCIAL DATA

DuPont Fabros Technology, Inc. (“we”, “us” or the “Company”) was formed on March 2, 2007 and is headquartered in Washington, D.C. We are a leading owner, developer, operator and manager of wholesale data centers. Our data centers are highly specialized, secure facilities used by our tenants—primarily national and international technology companies, including Microsoft, Yahoo!, Google and Facebook—to house, power and cool the computer servers that support many of their most critical business processes. We lease the raised square footage and available power of each of our facilities to our tenants under long-term triple-net leases, which contain annual rental increases. The phrase “wholesale data center,” or “wholesale infrastructure,” refers to specialized real estate assets consisting of large-scale data center facilities provided to tenants under long-term leases.

We completed our IPO on October 24, 2007. The IPO resulted in the sale of 35,075,000 common shares, including 4,575,000 shares pursuant to the exercise of the underwriter’s over-allotment option, at a price per share of $21.00, generating gross proceeds to the Company of $736.6 million. The proceeds to the Company, net of underwriters’ discounts, commissions, financial advisory fees and other offering costs, were $676.9 million.

Prior to August 7, 2007, each of our initial properties, or data centers, was directly owned by a single-property entity. To facilitate the closing of a credit facility (the “Credit Facility”) on August 7, 2007 and in contemplation of the IPO, we combined the entities holding interests in several of our operating and development properties—VA3, VA4, ACC2, ACC3 and CH1—into one holding company, Safari Ventures LLC (“Safari”), in order for those properties to serve as collateral for the Credit Facility. Following the closing of the Credit Facility, each of the former members of the property-holding entities held a direct or indirect equity interest in Safari. Safari made borrowings under the Credit Facility to purchase land in Ashburn, Virginia that is being held for use in the development of ACC5 and ACC6. For accounting purposes, Quill Ventures LLC, the entity that owns ACC3, was determined to be the accounting acquirer (the “Predecessor”) based on the guidance in Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, in the Safari transaction and the other data center properties—ACC2, VA3, VA4 and CH1—were determined to be the “Acquired Properties”. The Predecessor is presented on a historical cost basis and the contribution of the interests of ACC2, VA3, VA4 and CH1 has been recorded at their estimated fair value. Subsequent to August 6, 2007, Safari is the accounting predecessor, resulting in the recording of the financial position and results of operations of Safari at historical cost basis at the IPO.

We also acquired as part of the IPO formation transactions on October 24, 2007, a data center known as ACC4, land held for the development of a data center in Ashburn, Virginia (ACC7), land held for development of a data center in Piscataway, New Jersey (NJ1), a contract to acquire land in Santa Clara, California and property management, development, leasing, asset management and technical services agreements and arrangements for all of our properties from entities affiliated with Lammot J. du Pont, the Executive Chairman of our board of directors, and Hossein Fateh, our President and Chief Executive Officer. The contribution of the interests of ACC4 and the two undeveloped parcels of land were recorded at their estimated fair value.

Prior to October 24, 2007, operating results are presented for the Predecessor. Operating results for the Acquired Properties are only reflected for the period subsequent to August 7, 2007. Subsequent to October 24, 2007, operating results are presented for the Company, which includes the Predecessor, the Acquired Properties, ACC4, NJ1 and ACC7 and the other formation transactions.

The following data should be read in conjunction with the financial statements and notes thereto included in “Item 8” of this report and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in “Item 7” of this report.

	The Company		The Predecessor
	Year ended December 31, 2008	October 24, 2007 (IPO) to December 31, 2007	January 1, 2007 to October 23, 2007	Year ended December 31,
				2006	2005	2004
	(in thousands except share and per share data)
Statement of Operations Data
Revenue:
Total revenues	$173,664	$25,871	$35,403	$10,685	$—	$—

Expenses:
Property operating costs	50,918	7,516	10,317	1,873	9	11
Real estate taxes and insurance	3,986	539	669	164	204	170
Management fees	—	—	1,772	616	—	—
Depreciation and amortization	50,703	8,896	8,419	2,186	177	193
General and administrative	10,568	17,013	250	228	174	—
Acquisition of service agreements	—	176,526	—	—	—	—
Other expenses	9,003	530	—	—	—	—

Total expenses	125,178	211,020	21,427	5,067	564	374
Operating income (loss)	48,486	(185,149)	13,976	5,618	(564)	(374)
Interest income	308	132	280	157	—	—
Interest:
Expense incurred	(10,852)	(1,301)	(13,480)	(5,715)	(44)	—
Amortization of deferred financing costs	(1,782)	(230)	(2,395)	(565)	—	—

Net income (loss)	36,160	(186,548)	(1,619)	(505)	(608)	(374)
Net (income) loss attributable to redeemable noncontrolling interests—operating partnership	(17,078)	87,242	—	—	—	—

Net income (loss) attributable to controlling interests	$19,082	$(99,306)	$(1,619)	$(505)	$(608)	$(374)

Earnings per share—basic:
Net income (loss) attributable to controlling interests per common share	$0.54	$(2.80)	N/A	N/A	N/A	N/A

Weighted average common shares outstanding	35,428,521	35,382,404	N/A	N/A	N/A	N/A

Earnings per share—diluted:
Net income (loss) attributable to controlling interests per common share	$0.54	$(2.80)	N/A	N/A	N/A	N/A

Weighted average common shares outstanding	35,428,521	35,382,404	N/A	N/A	N/A	N/A

Dividends declared per common share	$0.5625	$0.15	N/A	N/A	N/A	N/A

	The Company		The Predecessor
	As of December 31,
	2008	2007	2006	2005	2004
	(in thousands)
Balance Sheet Data:
Net real estate	$1,701,059	$1,356,445	$92,021	$15,972	$6,671
Total assets	1,864,763	1,454,155	113,905	36,561	6,693
Line of credit	233,424	—	—	—	—
Mortgage notes payable	433,395	296,719	112,490	27,803	—
Redeemable noncontrolling interests—operating partnership	484,768	610,781	—	—	—
Stockholders’ equity and members’ equity (deficit)	552,169	436,894	(7,005)	6,500	6,693

	The Company		The Predecessor
	Year ended December 31, 2008	October 24, 2007 (IPO) to December 31, 2007	January 1, 2007 to October 23, 2007	Year ended December 31,
				2006	2005	2004
	(in thousands, unaudited)
Other Data:
Funds from operations (1)
Net income (loss)	$36,160	$(186,548)	$(1,619)	$(505)	$(608)	$(374)
Depreciation and amortization	50,703	8,896	8,419	2,186	177	193
Less: Non real estate depreciation and amortization	(267)	(16)	—	—	—	—

FFO	$86,596	$(177,668)	$6,800	$1,681	$(431)	$(181)

(1)	Funds from operations, or FFO, is used by industry analysts and investors as a supplemental operating performance measure for REITs. We calculate FFO in accordance with the definition that was adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. FFO, as defined by NAREIT, represents net income (loss) determined in accordance with GAAP, excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

We use FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating expenses. We also believe that, as a widely recognized measure of the performance of equity REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes real estate related depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

While FFO is a relevant and widely used measure of operating performance of equity REITs, other equity REITs may use different methodologies for calculating FFO and, accordingly, FFO as disclosed by such other REITs may not be comparable to our FFO. Therefore, we believe that in order to facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (loss) as presented in the consolidated statements of operations. FFO should not be considered as an alternative to net income (loss) or to cash flow from operating activities (each as computed in accordance with GAAP) or as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

DuPont Fabros Technology, Inc. (“we”, “us” or the “Company”, and includes all subsidiaries) was formed on March 2, 2007 and is headquartered in Washington, D.C. We are a leading owner, developer, operator and manager of wholesale data centers—specialized real estate assets consisting of large-scale data center facilities provided to tenants under long-term leases. Our data centers are highly specialized, secure facilities used by our tenants—primarily national and international technology companies, including Microsoft, Yahoo!, Google and Facebook—to house, power and cool the computer servers that support many of their most critical business processes. We lease the raised square footage and available power of each of our facilities to our tenants under long-term triple-net leases, which contain annual rental increases.

We currently have five stabilized operating properties—properties that are 85% leased or have been in service for at least 24 months—as follows:

•	ACC2, located in Ashburn, Virginia;

•	ACC3, located in Ashburn, Virginia;

•	ACC4, located in Ashburn, Virginia;

•	VA3, located in Reston, Virginia; and

•	VA4, located in Bristow, Virginia.

We have one developed property that is not stabilized—CH1—located in Elk Grove Village, Illinois.

We have three properties under development, as follows:

•	ACC5, located in Ashburn, Virginia, Phase I of which is scheduled for completion in the third quarter 2009;

•	NJ1, located in Piscataway, New Jersey, a development that we temporarily suspended in the fourth quarter 2008; and

•	SC1, located in Santa Clara, California, a development that we temporarily suspended in the fourth quarter 2008.

We also own other land available for future development.

We completed our initial public offering of our common shares (the “IPO”) on October 24, 2007. The IPO resulted in the sale of 35,075,000 common shares and resulted in proceeds to us, net of underwriters’ discounts, commissions, financial advisory fees and other offering costs, of $676.9 million.

Prior to August 7, 2007, VA3, VA4, ACC2, ACC3 and CH1 were each owned by a single-property entity. On August 7, 2007, to facilitate the closing of a credit facility (the “Credit Facility”) and in contemplation of the IPO, we combined the ownership of these entities into one holding company, Safari Ventures LLC (“Safari”), in order for these properties to serve as collateral for the Credit Facility, other than CH1, which was under development at the time. Following the closing of the Credit Facility, each of the former members of these entities held a direct or indirect equity interest in Safari. Safari made borrowings under the Credit Facility to purchase land in Ashburn, Virginia that is being held for use for the development of ACC5 and another data center facility, ACC6.

For accounting purposes, Quill Ventures LLC, the entity that owns ACC3, was determined to be the accounting acquirer (the “Predecessor”) based on the guidance in Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, in the Safari transaction, and the other data center properties—ACC2, VA3, VA4 and CH1—were determined to be the “Acquired Properties”. The Predecessor is presented on a historical cost basis and the contribution of the interests of ACC2, VA3, VA4 and CH1 has been recorded at their estimated fair value. Subsequent to August 6, 2007, Safari is the accounting predecessor, resulting in the recording of the financial position and results of operations of Safari at historical cost basis at the IPO.

As part of the IPO formation transactions that were completed on October 24, 2007, we acquired ACC4, land held for the development of a data center in Ashburn, Virginia (ACC7), land held for development of NJ1, a contract to acquire land in Santa Clara, California and property management, development, leasing, asset management and technical services agreements and arrangements for all of our properties. The contribution of the interests of ACC4 and the two undeveloped parcels of land were recorded at their estimated fair value.

Prior to October 24, 2007, operating results are presented for the Predecessor. Operating results for the Acquired Properties are only reflected for the period subsequent to August 7, 2007. For the periods subsequent to October 24, 2007, the IPO date, operating results are presented for the Company, which includes the Predecessor, the Acquired Properties, ACC4, NJ1 and ACC7 and the other formation transactions.

The following tables present both the Company’s five stabilized operating properties and the Company’s development projects as of December 31, 2008:

Stabilized Operating Properties

As of December 31, 2008

Property (1)	Property Location	Year Built/ Renovated	Gross Building Area (2)	Raised Square Feet (3)	Critical Load MW (4)	% Leased (5)	Annualized Base Rent (in thousands) (6)
VA3	Reston, VA	2003	256,000	144,901	13.0	100%	$8,333
VA4	Bristow, VA	2005	230,000	90,000	9.6	100%	$16,095
ACC2	Ashburn, VA	2001/2005	87,000	53,397	10.4	100%	$11,154
ACC3	Ashburn, VA	2001/2006	147,000	79,600	13.0	100%	$18,076
ACC4	Ashburn, VA	2007	307,000	171,300	36.4	87.5%	$45,514

Totals			1,027,000	539,198	82.4	94.5%	$99,172

(1)	Stabilized operating properties are either 85% or more leased or are in service for 24 months or greater.
(2)	Gross building area is the entire building area, including raised square footage (the portion of gross building area where our tenants’ computer servers are located), tenant common areas, areas controlled by us (such as the mechanical, telecommunications and utility rooms) and, in some facilities, individual office and storage space leased on an as available basis to our tenants.
(3)	Raised square footage is that portion of gross building area where our tenants locate their computer servers. We consider raised square footage to be the net rentable square footage in each of our facilities.
(4)	Critical load (also referred to as IT load or load used by tenants’ servers or related equipment) is the power available for exclusive use by our tenants expressed in terms of megawatt, or MW, or kilowatt, or kW (1 MW is equal to 1,000 kW).
(5)	Percentage leased is expressed as a percentage of critical load that is subject to an executed lease. As of the February 11, 2009, we have executed one additional lease at ACC4, increasing the percentage leased for ACC4 to 93.8% and percentage leased for the stabilized operating properties to 97.3%.
(6)	Annualized base rent on a straight-lined basis for leases executed and/or amended as of January 1, 2009 over the non-cancellable terms of the respective leases and excludes approximately $7.0 million net amortization increase in revenue of above and below market leases. Annualized base rent on a cash basis for the 2009 calendar year is $89.5 million assuming no additional leasing or changes to existing leases.

Development Projects

As of December 31, 2008

($ in thousands)

Property	Property Location	Gross Building Area (1)	Raised Square Feet (2)	Critical Load MW (3)	Estimated Total Cost (4)	Construction in Progress & Land Held for Development (5)
Projects Temporarily Suspended (6)

ACC5 Phase I (7)	Ashburn, VA	150,000	85,600	18.2	$155,000 - $165,000	$126,099
NJ1 Phase I	Piscataway, NJ	150,000	85,600	18.2	$200,000 - $215,000	126,966
SC1 Phase I	Santa Clara, CA	150,000	85,600	18.2	$240,000 - $280,000	86,653

		450,000	256,800	54.6	$595,000 - $660,000	339,718

Future Development Projects

CH1 Phase II	Elk Grove Village, IL	200,000	89,917	18.2	*
ACC5 Phase II	Ashburn, VA	150,000	85,600	18.2	*
NJ1 Phase II	Piscataway, NJ	150,000	85,600	18.2	*
SC1 Phase II	Santa Clara, CA	150,000	85,600	18.2	*
SC2 Phase I/II	Santa Clara, CA	300,000	171,200	36.4	*
ACC6 Phase I/II	Ashburn, VA	240,000	155,000	31.2	*
ACC7	Ashburn, VA	100,000	50,000	10.4	*

		1,290,000	722,917	150.8		108,163

Subtotal		1,740,000	979,717	205.4		447,881

Completed not Stabilized

CH1 Phase I (8)	Elk Grove Village, IL	285,000	121,223	18.2		189,783

Total		2,025,000	1,100,940	223.6		$637,664

*	Development costs have not yet been estimated.
(1)	Gross building area is the entire building area, including raised square footage (the portion of gross building area where our tenants’ computer servers are located), tenant common areas, areas controlled by us (such as the mechanical, telecommunications and utility rooms) and, in some facilities, individual office and storage space leased on an as available basis to our tenants.
(2)	Raised square footage is that portion of gross building area where our tenants locate their computer servers. We consider raised square footage to be the net rentable square footage in each of our facilities.
(3)	Critical load (also referred to as IT load or load used by tenants’ servers or related equipment) is the power available for exclusive use by our tenants expressed in terms of MW or kW (1 MW is equal to 1,000 kW).
(4)	Includes estimated capitalization for construction and development, including closing costs, capitalized interest and capitalized operating carrying costs, as applicable, upon completion.
(5)	Amount capitalized as of December 31, 2008.
(6)	Construction temporarily suspended in Q4 2008. All estimated commitments were accrued and included in Construction costs payable on the Consolidated Balance Sheets as of December 31, 2008.
(7)	ACC5 Phase I is 57.3% pre-leased as of February 11, 2009, and the Company resumed development.
(8)	CH1 Phase I is 9.5% leased as of February 11, 2009.

We derive substantially all of our revenue from rents received from tenants under existing leases at each of our operating properties. Because we believe that critical load is the primary factor that tenants evaluate in choosing a data center, we establish our rents based on both the amount of power that we make available to our tenants and the amount of raised square footage that our tenants occupy. The relationship between raised square footage and critical load varies from one facility to the next. For example, a data center that is smaller in terms of raised square footage may contain infrastructure that provides its tenants with critical load that exceeds the power capacity of a data center with a significantly larger footprint.

Each of our leases includes pass-through provisions under which our tenants are required to pay for their pro rata share of most of our operating expenses—commonly referred to as a triple net lease. In particular, our tenants are required to pay all of their direct operating expenses, including direct electric, as well as their pro rata share of indirect operating expenses, such as real estate taxes and insurance. We intend to continue to structure future leases as triple net leases.

Although our leases provide for annual escalation of rents, we derive revenue growth primarily from leasing up vacant data center space. As of December 31, 2008, we had a 12.5% vacancy rate at ACC4 and a 90.5% vacancy rate at CH1. In February 2009, we executed a lease at ACC4 that lowered our vacancy rate to 6.2%. Our revenue will fluctuate based upon the speed in which these properties and any development properties that are placed into service are leased up. Additionally, under our triple net leases, we receive expense reimbursement from tenants only on space that is leased. Vacant space results in portions of our operating expenses being unreimbursed, which in turn impacts net income negatively.

The amount of net rental income generated by the properties in our portfolio depends on our ability to maintain the historical lease rates of currently leased space and to re-lease space available from lease terminations. As of December 31, 2008, 3.3% of the total critical load available in our stabilized data center properties, accounting for 1.2% of annualized rent from these properties, is subject to a lease expiring on December 31, 2009. Our operating properties are located in Northern Virginia and suburban Chicago, Illinois. Changes in the conditions of these markets will impact the overall performance of our operating properties. The ability of our tenants to fulfill their lease commitments could be impacted by future economic or regional downturns in the markets in which we operate or downturns in the technology industry. If these or other conditions cause a tenant to default on its payment or other obligations, we could be forced to terminate the related lease. We believe that most of our tenants will renew their leases and that our tenants will continue to make their rental and other payments when due. Nevertheless, if we cannot attract replacement tenants on similar terms in a timely manner for any leases that are not renewed or are terminated, our rental income will be impacted adversely in future periods.

Our taxable REIT subsidiary (“TRS”), DF Technical Services, LLC, generates revenue by providing certain technical services to our tenants on a contract or purchase-order basis, which we commonly refer to as “a la carte” services. Our TRS will generally charge our tenants for these services on a cost-plus basis. Because the degree of utilization of our TRS for these services is within the control of our tenants, we have limited ability to forecast future revenue from this source. Moreover, as a taxable corporation, our TRS is subject to federal, state and local corporate taxes and is not required to distribute its income, if any, to us for purposes of making additional distributions to our stockholders. Because demand for its services is unpredictable, we anticipate that our TRS may retain a significant amount of its revenue to fund future services, and therefore we may not be able to regularly receive distributions from our TRS.

Our future growth is dependent on completing the construction and lease-up of our development properties. As of the date of this report, construction on NJ1 and SC1 has been suspended until we achieve a certain level of pre-leasing at these properties and we obtain financing to complete development. Suspension of development not only impedes future growth, but negatively impacts our net income in current periods. For instance, we cannot capitalize interest on either of these projects until the project is restarted, resulting in a negative impact to earnings in 2009. Additionally, if we obtain financing at interest rates greater than our average cost of capital, once the project is completed and interest expense is no longer capitalized, our interest expense would increase. Last, if financing cannot be obtained to complete these projects, one or both of the projects in the future may be deemed to be impaired from an accounting perspective, which would require us to take a charge against net income equal to the amount of impairment.

In the current economic environment, certain types of real estate are experiencing declines in value. If this trend were to be experienced by our datacenters, we may have to write down the value of the datacenters resulting in a charge against earnings, and could result in violations of covenants in the loan agreements that govern our long-term indebtedness.

Results of Operations

Since our formation on March 2, 2007 until the closing of our IPO on October 24, 2007, we did not have any corporate activity other than the issuance of shares of common stock in connection with the initial capitalization of our Company. Prior to October 24, 2007, operating results are presented for our Predecessor. Operating results for the Acquired Properties are only reflected for the period subsequent to August 7, 2007. For the periods after the IPO, operating results are presented for the Company, which includes the Predecessor, the Acquired Properties, ACC4, NJ1, SC1 and ACC7 and the other formation transactions.

To facilitate a comparison of results of operations for 2008 and 2007, we have combined in the discussion below the operating results for our Predecessor for the period from January 1, 2007 to October 23, 2007 with the operating results for the Company for the period from October 24, 2007 to December 31, 2007. Nonetheless, management believes that a year over year comparison may be of limited usefulness due to significant differences in the composition of our portfolio over such time. In addition, the comparison may be of limited value because, prior to our IPO, our Predecessor paid management and asset management fees to affiliates of our sponsors.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Operating Revenue. Operating revenue for the year ended December 31, 2008 was $173.7 million. This includes base rent of $104.1 million, tenant recoveries of $58.8 million, which includes our property management fee, and other revenue of $10.8 million, primarily from projects for our tenants performed by our TRS. This compares to revenue of $61.3 million for the year ended December 31, 2007. The increase of $112.4 million is due to revenue in 2007 relating only to ACC3 for the complete year; ACC2, VA3 and VA4 for the period subsequent to August 6, 2007; and ACC4 for the period subsequent to October 23, 2007.

Operating Expenses. Operating expenses for the year ended December 31, 2008 were $125.2 million. This compares to operating expenses of $232.4 million for the year ended December 31, 2007. The decrease of $107.2 million is primarily the result of $176.5 million for the acquisition of service agreements in 2007 as part of our IPO, $15.0 million of non-cash stock based compensation expense related to the issuance of restricted stock and LTIPs in the fourth quarter of 2007, partially offset by operating expenses in 2007 relating only to ACC3 for the complete year; ACC2, VA3 and VA4 for the period subsequent to August 6, 2007; and ACC4 for the period subsequent to October 23, 2007.

Interest Expense. Interest expense for the year ended December 31, 2008 was $12.6 million. This compares to interest expense of $17.4 million expensed for the year ended December 31, 2007 which is a decrease of $4.8 million. Total interest incurred for 2008 was $28.0 million, of which $15.4 million was capitalized for the development projects of CH1, ACC5, NJ1 and SC1. Total interest incurred in 2007 was $21.3 million of which $3.9 million was capitalized primarily for CH1. The increase in total interest in 2008 is due to an increase in indebtedness and to 2007 relating only to ACC3 for the complete year; ACC2, VA3 and VA4 for the period subsequent to August 6, 2007; and ACC4 for the period subsequent to October 23, 2007.

Net Income (Loss) Attributable to Controlling Interests . Net income attributable to controlling interests for the year ended December 31, 2008 was $19.1 million. This compares to a net loss attributable to controlling interests of $100.9 million for the year ended December 31, 2007. The improvement of $120.0 million in 2008 is primarily due to 2007 relating only to ACC3 for the complete year; ACC2, VA3 and VA4 for the period subsequent to August 6, 2007; and ACC4 for the period subsequent to October 23, 2007 and the acquisition of service agreements of $176.5 million and $15.0 million of non-cash stock based compensation expense related to the issuance of restricted stock and LTIPs in the fourth quarter of 2007, partially offset by an increase in the allocation to redeemable noncontrolling interests of $104.3 million.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Operating Revenue. Operating revenue for the year ended December 31, 2007 was $61.3 million. This includes base rent of $39.8 million and tenant recoveries of $20.8 million, which includes our property management fee, and other revenue of $0.7 million primarily from projects for our tenants performed by our TRS. This compares to revenue of $10.7 million for the year ended December 31, 2006. The increase of $50.6 million is due to revenue in 2006 consisting of only one property, ACC3.

Operating Expenses. Operating expenses for the year ended December 31, 2007 were $232.4 million. This compares to operating expenses of $5.1 million for the year ended December 31, 2006. The increase of $227.3 million is primarily the result of $176.5 million for the acquisition of service agreements in 2007 as part of our IPO, $15.0 million of non-cash stock based compensation expense related to the issuance of restricted stock and LTIPs in the fourth quarter of 2007, and the inclusion of our headquarters general and administrative expenses of $1.7 million subsequent to the IPO on October 24, 2007. Additionally, due to expenses in 2006 being only for ACC3, we had a $16.0 million increase in property operating costs, a $0.8 million increase in real estate taxes, an increase in depreciation and amortization expense of $15.1 million and a $0.5 million increase in other expenses related to projects for our tenants in the Acquired Properties and ACC4.

Interest Expense. Interest expense for the year ended December 31, 2007 was $17.4 million. This compares to interest expense of $6.3 million for the year ended December 31, 2006. The increase of $11.1 million is due to interest expense in 2006 being only for ACC3 and the inclusion in 2007 of the write-off of unamortized deferred financing costs of $1.4 million and the payment of unaccrued exit fees of $0.7 million due to the early payoff of the ACC3 mortgage loan as a result of closing the Credit Facility.

Net Loss Attributable to Controlling Interests. Net loss attributable to controlling interests for the year ended December 31, 2007 was $100.9 million. This compares to a net loss attributable to controlling interests of $0.5 million for the year ended December 31, 2006. The increase of $100.4 million in the net loss attributable to controlling interests is primarily due to the acquisition of service agreements of $176.5 million and non-cash stock based compensation expense of $15.0 million, partially offset by the allocation of $87.2 million of the loss to redeemable noncontrolling interests.

Liquidity and Capital Resources

Discussion of Cash Flows

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Net cash provided by operating activities increased by $71.6 million to $59.3 million for the year ended December 31, 2008, compared to cash used of $12.3 million for the prior year. The increase was due to 2007 relating only to ACC3 for the complete year; ACC2, VA3 and VA4 for the period subsequent to August 6, 2007 and ACC4 for the period subsequent to the IPO.

Net cash used in investing activities decreased by $416.5 million to $334.8 million for the year ended December 31, 2008 compared to $751.3 million for the prior year. Cash used in investing activities for the year ended December 31, 2008 consisted of $330.5 million for the development of CH1, ACC5, NJ1 and SC1 (CH1 was placed into service in August 2008), $3.7 million for improvements to operating properties and $0.6 million for non-real estate acquisitions. Cash used in investing activities for the year ended December 31, 2007 consisted of the use of $222.3 million to acquire ACC2, VA3, VA4 and CH1, $378.6 million to acquire ACC4, ACC7, NJ1 and SC1, $21.1 million to acquire the land that will be used to develop SC1, $11.9 million for the acquisition of land that will be used to develop ACC5 and ACC6 and $117.4 million related to the development of CH1, ACC5, NJ1 and SC1 and small projects at the operating properties.

Net cash provided by financing activities decreased by $452.7 million to $317.5 million for the year ended December 31, 2008 compared to $770.2 million for the prior period. Cash provided by financing activities for the year ended December 31, 2008 consisted of $233.7 million of proceeds from our Line of Credit under the Credit Facility, $36.7 million of proceeds from the CH1 Construction Loan and $100.0 million of proceeds from the ACC4 Term Loan, which closed in October 2008, partially offset by dividends and distributions of $47.7 million, financing costs of $4.8 million related to the CH1 Construction Loan and the ACC4 Term Loan, $0.3 million of repayments to our Line of Credit and $0.1 million of costs related to 2007’s IPO. Cash provided by financing activities for the year ended December 31, 2007 primarily reflects the net proceeds from our IPO of $677.0 million and borrowings under the our debt instruments of $643.7 million. A portion of the proceeds from the IPO and our debt instruments was partially used to pay off the mortgage loan at ACC3 of $125.2 million, pay off the old construction loan at CH1 of $27.1 million and repay amounts under our Credit Facility of $332.0 million. In connection with obtaining the Credit Facility we expended $8.3 million of various fees and costs and in connection with obtaining the CH1

Construction Loan, we expended $2.3 million of various fees and costs. Additionally, we repaid $32.0 million of borrowings from affiliates, distributed $9.8 million to members of ACC3 prior to the formation of Safari and subsequently distributed $13.8 million to members of Safari.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Net cash used in operating activities increased by $11.4 million to $12.3 million for the year ended December 31, 2007, compared to cash used of $0.9 million for the prior year. The increase was the result of a decrease in accounts payable and accrued expenses of $25.3 million in 2007 partially offset by an increase in cash from operations as ACC3 was placed in service in June 2006 and we acquired the Acquired Properties on August 7, 2007 and ACC4 on October 24, 2007.

Net cash used in investing activities increased by $687.5 million to $751.3 million for the year ended December 31, 2007 compared to $63.8 million for the prior year. Cash used in investing activities for the year ended December 31, 2007 consisted of the use of $222.3 million to acquire ACC2, VA3, VA4 and CH1, $378.6 million to acquire ACC4, ACC7, NJ1 and SC1, $21.1 million to acquire the land that will be used to develop SC1, $11.9 million for the acquisition of land that will be used to develop ACC5 and ACC6 and $117.4 million related to the development of CH1, ACC5, NJ1 and SC1 and small projects at the operating properties. For the year ended December 31, 2006, cash used in investing activities primarily consisted of the use of $77.0 million for the development of ACC3, which was placed in service in June 2006, partially offset by the repayment of $13.2 million of borrowings from affiliates.

Net cash provided by financing activities increased by $700.6 million to $770.2 million for the year ended December 31, 2007 compared to $69.6 million for the prior period. Cash provided by financing activities for the year ended December 31, 2007 primarily reflects the net proceeds from our IPO of $677.0 million and borrowings under the our debt instruments of $643.7 million. A portion of the proceeds from the IPO and our debt instruments was partially used to pay off the mortgage loan at ACC3 of $125.2 million, pay off the old construction loan at CH1 of $27.1 million and repay amounts under our Credit Facility of $332.0 million. In connection with obtaining the Credit Facility, we expended $8.3 million of various fees and costs and in connection with obtaining the CH1 Construction Loan, we expended $2.3 million of various fees and costs. Additionally, we repaid $32.0 million of borrowings from affiliates, distributed $9.8 million to members of ACC3 prior to the formation of Safari and subsequently distributed $13.8 million to members of Safari. Cash provided by financing activities for the year ended December 31, 2006 represents $84.6 million of loan proceeds related to the construction of ACC3 partially offset by repayments to affiliates of $2.0 million and distributions of $13.0 million to members of ACC3.

Market Capitalization

The following table sets forth our total market capitalization as of December 31, 2008 (in thousands except per share data):

Capital Structure as of December 31, 2008

(in thousands except per share data)

Mortgage notes payable			$433,395
Line of Credit			233,424

Total Debt			666,819	82.9%
Common Shares	53%	35,495
Operating Partnership (“OP”) Units	47%	31,162

Total Shares and OP Units	100%	66,657
Common Share Price at December 31, 2008		$2.07

Total Equity			137,981	17.1%

Total Market Capitalization			$804,800	100.0%

Capital Resources

The development and construction of wholesale datacenters is capital intensive. This development not only requires us to make substantial capital investments, but also increases our operating expenses, which impacts our cash flows from operations negatively until leases are executed and we begin to realize revenue. In addition, we elected to be taxed as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2007 and are required to distribute at least 90% of our taxable income to our stockholders on an annualized basis.

We expect to meet our datacenter development needs through secured borrowings, mezzanine financings, construction financings and the issuance of additional debt and equity securities when market conditions permit. Any increases in project development costs (including the cost of labor and materials and costs resulting from construction delays), and rising interest rates would increase the additional funds necessary to complete these projects and, in turn, the amount of additional capital that we would need to raise. In determining the source of capital to meet our long-term liquidity needs, we will evaluate our level of indebtedness and leverage ratio, our cash flow expectations, the state of the capital markets, interest rates and other terms for borrowing, and the relative timing considerations and costs of borrowing or issuing additional securities.

In the fourth quarter of 2008, we announced the temporary suspension of three projects under development, Phase I of ACC5, NJ1 and SC1, because funding from a term loan secured by ACC4 described below was less than anticipated. In the first quarter of 2009, we obtained additional financing and restarted development at ACC5. The estimated cost to complete Phase I of ACC5 is approximately $35 million as of February 2009. The estimated cost to complete Phase I of NJ1 and SC1 is approximately $225 million to $281 million as of February 2009. Construction of these development properties will remain suspended until we obtain additional funds. Particularly in the current credit environment, there is no assurance that we will be successful in obtaining additional funds on favorable terms or at all.

The Company currently does not plan to declare a dividend for either the first or second quarter of 2009 in order to preserve liquidity. The Company estimates 2009 dividends of approximately $0.17 to $0.23 per share to meet its 2009 REIT distribution requirement. We met our REIT distribution requirement to pay out 90% of our taxable income for 2008.

A summary of the Company’s total debt and maturity schedule as of December 31, 2008 are as follows:

Debt Summary as of December 31, 2008

($ in thousands)

	Amounts		% of Total	Rates (1)		Maturities (years)
Safari Term Loan	$200,000		30.0%	6.5	%(2)	2.6
CH1 Construction Loan	133,395	(3)	20.0%	3.2%		1.0
ACC4 Term Loan	100,000	(3)	15.0%	4.8%		2.8
Line of Credit	233,424		35.0%	1.8%		1.6

Total	$666,819		100.0%	3.9%		2.0

Note: The Company capitalized interest of $3.8 million and $15.4 million during the quarter and year ended December 31, 2008, respectively.

(1)	Rate as of December 31, 2008.
(2)	Rate is fixed by an interest rate swap.
(3)	On February 10, 2009, the CH1 Construction Loan was paid off and the ACC4 Term Loan increased to $250.0 million.

Debt Maturity Schedule as of December 31, 2008

($ in thousands)

Year	Amounts	% of Total	Rates (4)
2009 (1)	$133,395	20.0%	3.2%
2010 (2)	233,424	35.0%	1.8%
2011 (3)	300,000	45.0%	5.9	%(5)

Total	$666,819	100.0%	3.9%

(1)	This loan matures on December 20, 2009 subject to a one-year extension option exercisable by the Company upon satisfaction of certain customary covenants. The loan was paid off on February 10, 2009.
(2)	Amount outstanding on the Company’s $275 million Line of Credit which matures on August 7, 2010, subject to a one-year extension option exercisable by the Company upon satisfaction of certain customary conditions. A borrowing base covenant based on the initial appraised values of our Safari properties limits the amount available to $244 million.
(3)	$200 million Safari Term Loan matures on August 7, 2011 with no extension option. $100 million ACC4 Term Loan matures on October 24, 2011 and includes a one-year extension option exercisable by the Company upon satisfaction of certain customary conditions. ACC4 Term Loan increased to $250 million on February 10, 2009.
(4)	Rate as of December 31, 2008.
(5)	Rate on $200 million Safari Term Loan is fixed at 6.5% by an interest rate swap.

Credit Facility

On August 7, 2007, we entered into a credit facility that consists of a $200.0 million secured term loan (the “Safari Term Loan”) and a $275.0 million senior secured revolving credit facility (the “Line of Credit”) (together the “Credit Facility”), of which a principal balance of $433.4 million was outstanding as of December 31, 2008. A borrowing base covenant, based on the initial appraisal values of the properties securing the loan, limits the amounts available to $444.0 million.

Four of our properties—VA3, VA4, ACC2 and ACC3—comprise our current borrowing base on the Credit Facility. In the future, we may add additional properties to our borrowing base, which would subject those properties to additional restrictions. Also, any equity interest that we may hold in any of our properties, whether or not included in our borrowing base, will provide additional collateral with respect to our Credit Facility.

Upon consent of the lender, the Line of Credit may be increased by up to $200.0 million depending on certain factors, including the value of, and debt service on, the properties included in our borrowing base. In order to take advantage of all of the $200.0 million increase in the Line of Credit, we anticipate that, among other things, we would need to add properties to the borrowing base, subject to the consent of our lenders, and modify the pricing terms of the Credit Facility. The Line of Credit matures on August 7, 2010, but includes an option whereby we may elect, once, to extend the maturity date by 12 months. The extension is subject to us paying an extension fee of $0.4 million and other customary conditions. The agent for the lender has the right to ask for a new appraisal which could change our borrowing capacity. The Safari Term Loan is an interest-only loan with the full principal amount due at maturity on August 7, 2011, with no option to extend.

On August 15, 2007, we entered into a $200.0 million interest rate swap to manage the interest rate risk associated with a portion of the principal amount outstanding under our Credit Facility effective August 17, 2007. This swap agreement effectively fixes the interest rate on $200.0 million of the principal amount at 4.997% plus the applicable credit spread, which is 1.50%. We have designated this agreement as a hedge for accounting purposes. As of December 31, 2008, the cumulative reduction in the fair value of the interest rate swap of $17.8 million was recognized as a liability and recorded as other comprehensive loss in stockholders’ equity and no amounts were recognized in earnings as hedge ineffectiveness.

Future interest rates on the revolving facility will depend on our applicable leverage ratio, which defined by our credit agreement is the ratio of our total consolidated indebtedness to our gross asset value, as set forth in the following schedule:

Applicable Leverage Ratio	Applicable Interest Rate
Less than 40%	LIBOR plus 1.25%
Greater than or equal to 40% but less than 50%	LIBOR plus 1.40%
Greater than or equal to 50% but less than 60%	LIBOR plus 1.60%
Greater than or equal to 60%	LIBOR plus 1.70%

The credit agreement contains affirmative and negative covenants customarily found in facilities of this type, including limits on our ability to engage in mergers and other similar transactions, as well as requirements that we comply with the following covenants on a consolidated basis: (i) consolidated total debt shall not exceed 65% of our consolidated asset value, (ii) debt service coverage shall not be less than 1.35 to 1.0, (iii) total leverage shall not exceed 65% of the appraised value of the properties securing the facility, (iv) adjusted consolidated EBITDA to consolidated fixed charges shall not be less than 1.45 to 1.0, (v) the consolidated net worth shall not be less than 85% of the net proceeds of the IPO plus 75% of the sum of (a) any additional offering proceeds occurring after the IPO and (b) the value of interests in the Company issued upon the contribution of assets to the Company and (vi) unhedged variable rate debt of the Company shall not exceed 35% of the Company’s asset value. Upon completion of the IPO, we assumed this credit agreement and became subject to the covenants in accordance with the credit agreement. As of December 31, 2008, we were in compliance with all covenants in this credit agreement and we expect to be in compliance with these covenants in 2009.

CH1 Construction Loan

On December 20, 2007, we entered into a $148.9 million construction loan to which CH1 was pledged as collateral (the “CH1 Construction Loan”). As of December 31, 2008, amounts outstanding under this loan totaled $133.4 million. This loan was paid off on February 10, 2009.

ACC4 Term Loan

On October 24, 2008, we entered into a credit agreement relating to a $100.0 million term loan with a syndicate of lenders (the “ACC4 Term Loan”). We increased this loan to $250.0 million on February 10, 2009 through the exercise of the loan’s “accordion” feature. This term loan is secured by ACC4.

The ACC4 Term Loan matures on October 24, 2011 and includes a one-year extension option subject to, among other things, the payment of an extension fee equal to 50 basis points on the outstanding loan amount, there being no existing event of default, a debt service coverage ratio of no less than 2 to 1, and a loan to value ratio of no more than 40%. Borrowings under the loan will bear interest at (i) LIBOR plus 350 basis points during the initial term of the loan, and (ii) LIBOR plus 400 basis points during the additional one-year period if the Company exercises the one-year extension option. We may elect to have borrowings bear interest at (i) the prime rate plus 200 basis points during the initial term of the loan or (ii) the prime rate plus 250 basis points during the additional one-year period if the Company exercises the one-year extension option, but only if such interest rate is not less than LIBOR plus the applicable margin set forth above. As of December 31, 2008 the interest rate for this loan was 4.81%. The loan requires quarterly principal installment payments of $0.5 million beginning on April 1, 2009, and may be prepaid in whole or in part without penalty at any time after October 24, 2009, subject to the payment of certain LIBOR rate breakage fees.

The Operating Partnership and its subsidiaries’ investments in development projects (as defined in the ACC4 Term Loan) is limited to $1 billion, provided that the Operating Partnership and its subsidiaries shall not at anytime have more than five development projects (as defined in the ACC4 Term Loan) ongoing. We expect to be in compliance with these covenants in 2009.

The Operating Partnership has guaranteed for the benefit of the lenders of the ACC4 Term Loan the payment of $100.0 million of the principal amount of the ACC4 Term Loan plus all outstanding interest, and is also liable for certain costs under the loan.

On February 10, 2009, we utilized the accordion feature to increase the loan to $250.0 million. In connection with the exercise of the accordion feature, the parties entered into an amendment to the ACC4 Term Loan which provides that another subsidiary of ours will guaranty the obligations under the ACC4 Term Loan and this guaranty in turn will be secured by CH1. Under the terms of the amendment, CH1 will be released as security if the Company makes a principal reduction payment of $50.0 million and there is no event of default. Furthermore, if the maturity date of the ACC4 Term Loan is extended upon maturity to October 24, 2012, the quarterly installments of principal will increase from $0.5 million to $2.0 million during the extension period.

Covenants—Credit Facility and ACC4 Term Loan

Both the Credit Facility and ACC4 Term Loan require ongoing compliance by us with various covenants, including with respect to restrictions on liens, incurring indebtedness, making investments, effecting mergers and/or assets sales, maintenance of certain leases and the occurrence of a change of control (as defined in the respective credit agreements) of the Company or the Operating Partnership. In addition, the credit agreements require that certain financial covenants are adhered to, including, without limitation, the following:

•	The Company must maintain the following minimum debt service coverage ratios:

•	October 24, 2008 to March 31, 2009—1.15 to 1;

•	April 1, 2009 to August 11, 2011—1.35 to 1;

•	August 11, 2011 to October 24, 2011—1.75 to 1; and

•	October 24, 2011 to October 24, 2012—2 to 1 (to the extent that the Company exercises the one-year extension option on the ACC4 Term Loan).

•

Consolidated total indebtedness of the Operating Partnership and its subsidiaries to gross asset value of the Operating Partnership and its subsidiaries must be less than or equal to 65% during the terms of the loans.

•	Ratio of adjusted consolidated Earnings Before Interest Taxes Depreciation and Amortization to consolidated fixed charges must be at least 1.45 to 1 during the terms of the loans.

•

Minimum consolidated tangible net worth (as defined in the respective credit agreements) of the Operating Partnership and its subsidiaries must be greater than or equal to approximately $575 million (plus an increase of 75% of the sum of (i) the net proceeds from any future equity offerings and (ii) the value of any interests in the Operating Partnership or the Company issued upon the contribution of assets to the Company, the Operating Partnership or its subsidiaries after October 24, 2008) during the terms of the loans.

•	For the Credit Facility exclusively, a borrowing base covenant limits the amount available on the Line of Credit to 65% of the appraised value of the secured properties.

As of December 31, 2008, we were in compliance with all covenants, and we expect to be in compliance in 2009.

ACC5 Loan

On February 6, 2009, the Company entered into a construction loan agreement (the “ACC5 Loan”) to borrow up to $25.0 million to pay for a portion of the costs to complete the construction of Phase I of ACC5. Borrowings under the ACC5 Loan, which are secured by ACC5 and a $4.0 million cash deposit, bear interest at a fixed rate of 12% per annum and mature on February 6, 2010. As of the date of this filing, borrowings under the ACC5 Loan were $25.0 million.

The Company may extend the maturity date of the ACC5 Loan for two years if a certificate of occupancy has been issued by February 6, 2010, we have complied with all payment terms and there is no event of default. We also may extend for two additional one year periods if we have complied with all payment terms, there is no event of default and there is no material adverse change in the market value of ACC5. If the maturity date is extended, we must begin to pay monthly installments of principal and interest equal to the amount that, as of the commencement of the first extension term, would fully amortize the unpaid principal balance of the ACC5 Loan in 180 equal payments.

In connection with the ACC5 Loan, the Operating Partnership has agreed to guaranty our obligations to pay the lender any scheduled monthly installments of principal and interest to be paid prior to maturity.

SC1 Loan

On February 6, 2009, the Company received a $5.0 million term loan (the “SC1 Loan”) that is secured by SC1, bears interest at a fixed rate of 12% per annum and matures on February 6, 2010. We will use these proceeds to pay a portion of our construction cost payable related to SC1.

We may extend the maturity date of the SC1 Loan for two years if we have complied with all payment terms and there is no event of default. We also may extend for two additional one year periods if we have complied with all payment terms, there is no event of default and there is no material adverse change in the market value of SC1. If the maturity date is extended, we must begin to pay monthly installments of principal and interest equal to the amount that, as of the commencement of the first extension term, would fully amortize the unpaid principal balance of the SC1 Loan in 180 equal payments.

In connection with the SC1 Loan, the Operating Partnership has agreed to guaranty our obligations to pay the lender any scheduled monthly installments of principal and interest to be paid prior to maturity.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2008, including the maturities without extensions and scheduled principal repayments of our Safari Term Loan, Line of Credit, CH1 Construction Loan and ACC4 Term Loan (in thousands):

Obligation	2009	2010	2011-2012	2013-2014	Total
Long-term debt obligations (1)(2)	$161,185	$255,760	$308,191	$—	$725,136
Construction costs payable	82,241	—	—	—	82,241
Operating leases	288	102	212	192	794

Total	$243,714	$255,862	$308,403	$192	$808,171

(1)	These amounts include obligations for payment of both principal and interest. All interest on our debt is variable rate with the exception of our Safari Term Loan which is fixed at 6.497% through an interest rate swap. For purposes of this table, we have not assumed any loan extensions. The ACC4 Term Loan and the Line of Credit have extension options of one year assuming payment of extension fees and meeting certain covenants.
(2)	In February 2009, we increased the ACC4 Term Loan from $100.0 million to $250.0 million. A portion of these proceeds were used to retire the CH1 Construction Loan. We also entered into $30.0 million of new financing secured by ACC5 and SC1. These transactions are not reflected in the table above.

Off-Balance Sheet Arrangements

As December 31, 2008, we did not have any off-balance sheet arrangements.

Critical Accounting Policies

We have provided a summary of our significant accounting policies in Note 2 to our financial statements included elsewhere in this Form 8-K. The preparation of these financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Our actual results may differ from these estimates. We describe below those accounting policies that we deem critical and require material subjective or complex judgments and that have the most significant impact on our financial condition and results of operations. Our management evaluates these estimates on an ongoing basis, based upon information currently available and on various assumptions management believes are reasonable as of the date hereof.

Revenue Recognition. Rental income is recognized using the straight-line method over the terms of the tenant leases, which commences when control of the space and the critical power have been provided to the tenant. Deferred rent included in our consolidated balance sheets represents the aggregate excess of rental revenue recognized on a straight-line basis over the contractual rental payments that will be recognized under the remaining terms of the leases. Our leases contain provisions under which the tenants reimburse us for a portion of property operating expenses incurred by us. Such reimbursements are recognized in the period that the expenses are incurred. We recognize amortization of the value of acquired above market tenant leases as a reduction of rental revenue and of below market leases as an increase to rental revenue.

We must make subjective estimates as to when our revenue is earned, including a determination of the lease commencement date for accounting purposes and the collectability of our accounts receivable related to minimum rent, deferred rent, expense reimbursements, and other income. We analyze individual accounts receivable and historical bad debts, tenant concentrations, tenant creditworthiness and current economic trends when evaluating the adequacy of the allowance for bad debts. These estimates have a direct impact on our net income because a higher bad debt allowance would result in lower net income, and recognizing rental revenue as earned in one period versus another would result in higher or lower net income for a particular period.

Capitalization of costs. We capitalize pre-acquisition costs related to probable property acquisitions. We also capitalize direct and indirect costs related to construction and development, including property taxes, insurance and financing costs relating to properties under development. Costs previously capitalized related to any potential property acquisitions no longer considered probable are expensed, which may have a material adverse effect on our net income. In addition, the Company ceases cost capitalization after a wind down period when a development is temporarily suspended. The selection of costs to capitalize and the determination of whether a proposed acquisition is probable are subjective and depends on many assumptions including the timing of potential acquisitions and the probability that future acquisitions occur. Variations in these assumptions would yield different amounts of capitalized costs in the periods presented. All capital improvements for the income producing properties that extend the property’s useful life are capitalized.

Useful lives of assets. We are required to make subjective assessments as to the useful lives of the major components of our properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in real estate. These assessments have a direct impact on our net income. For example, if we were to shorten the expected useful lives of our investments in real estate, we would depreciate such investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis. The opposite is true if we were to lengthen the expected useful lives of such properties.

Asset impairment evaluation. We review the carrying value of our net real estate on a quarterly and annual basis. We base our review on an estimate of the undiscounted future cash flows (excluding interest charges) expected to result from the real estate investment’s use and eventual disposition. We consider factors such as future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If our evaluation indicates that we may be unable to recover the carrying value of a real estate investment, an impairment loss would be recorded to the extent that the carrying value exceeds the estimated fair value of the property, which would result in an immediate negative adjustment to net income. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. One of our key assumptions in the analysis is that we will complete Phase I of NJ1 and SC1, which are temporarily suspended as of the date of this filing.

Since cash flows from properties considered to be long-lived assets to be held and used are considered on an undiscounted basis to determine whether an asset has been impaired, our strategy of holding properties over the long-term directly decreases the likelihood of recording an impairment loss. If our strategy changes or market conditions dictate an earlier sale date or if we determine that development of a project is no longer viable, an impairment loss may be recognized and such loss could be material. If we determine that impairment has occurred, the affected assets must be reduced to their fair value. No such impairment losses have been recognized to date. We estimate the fair value of rental properties utilizing a discounted cash flow analysis that includes projections of future revenues, expenses and capital improvement costs, similar to the income approach that is commonly utilized by appraisers.

Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115. This statement permits an entity to elect to measure eligible items at fair value (“fair value option”) including many financial instruments. The objective of this statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The provisions of this statement were effective for us as of January 1, 2008. If the fair value option is elected, the reporting company reports unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Upfront costs and fees related to items for which the fair value option is elected is recognized in earnings as incurred and not deferred. The fair value option may be applied for a single eligible item without electing it for other identical items, with certain exceptions, and must be applied to the entire eligible item and not to a portion of the eligible item. The Company did not elect the fair value option with respect to any eligible item and, therefore, the adoption of this standard did not have a material effect on the Company’s financial position and results of operations.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. This statement changes the accounting for acquisitions specifically eliminating the step acquisition model, changing the recognition of contingent consideration from being recognized when it is probable to being recognized at the time of acquisition, disallowing the capitalization of transaction costs and delays when restructurings related to acquisitions can be recognized. The standard is effective for fiscal years ending after December 15, 2008 and will impact the accounting only for acquisitions we make after its adoption.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51. We adopted this standard on January 1, 2009 and as part of our adoption of SFAS No. 160, we have retroactively adopted the measurement provisions of EITF Topic D-98, Classification and Measurement of Redeemable Securities. Also, under the new standard, net income will encompass the total income of all consolidated subsidiaries with a separate disclosure on the face of the consolidated statements of operations attributing that income between controlling and noncontrolling interests. Redeemable noncontrolling interests requiring cash payment, or allowing settlement in shares, but with the ability to deliver shares outside of the control of the Company, will continue to be reported outside of the permanent equity section. The adoption of SFAS No. 160 did not result in the re-classification of the redeemable noncontrolling interests—operating partnership held by third parties to a component within “stockholders’ equity”.

In March 2008, the FASB issued FASB Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities (an amendment of FASB Statement No. 133).” This statement require entities to provide greater transparency about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial positions, results of operations, and cash flows. SFAS No. 161 is effective for fiscal years beginning after November 15, 2008. The Company will adopt the expanded disclosure requirements of this standard effective January 1, 2009.

In June 2008, the FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities.” In this FSP, the FASB concluded that all outstanding invested share-based payment awards that contain rights to non-forfeitable dividends or dividend equivalents participate in undistributed earnings with common shareholders and, accordingly, are considered participating securities that shall be included in the two-class method of computing basic and diluted EPS. The FSP does not address awards that contain rights to forfeitable dividends. The FSP is effective for the Company’s fiscal year beginning January 1, 2009, with early adoption prohibited. The Company does not believe the provisions of FSP EITF 03-6-1 will have a material impact on its financial position or results of operations.

Funds From Operations

	The Company		The Predecessor
	Year ended December 31, 2008	October 24, 2007 (IPO) to December 31, 2007	January 1, 2007 to October 23, 2007	Year ended December 31, 2006
Net income (loss)	$36,160	$(186,548)	$(1,619)	$(505)
Depreciation and amortization	50,703	8,896	8,419	2,186
Less: Non real estate depreciation and amortization	(267)	(16)	—	—

FFO (1)	$86,596	$(177,668)	$6,800	$1,681

(1)	Funds from operations, or FFO, is used by industry analysts and investors as a supplemental operating performance measure for REITs. We calculate FFO in accordance with the definition that was adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. FFO, as defined by NAREIT, represents net income (loss) determined in accordance with GAAP, excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

We use FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating expenses. We also believe that, as a widely recognized measure of the performance of equity REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes real estate related depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

While FFO is a relevant and widely used measure of operating performance of equity REITs, other equity REITs may use different methodologies for calculating FFO and, accordingly, FFO as disclosed by such other REITs may not be comparable to our FFO. Therefore, we believe that in order to facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (loss) as presented in the consolidated statements of operations. FFO should not be considered as an alternative to net income (loss) or to cash flow from operating activities (each as computed in accordance with GAAP) or as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

Related Party Transactions

Leasing Arrangements

As of December 31, 2008, we leased approximately 9,337 square feet of office space in Washington, D.C., an office building owned by entities affiliated with our Executive Chairman and our President and Chief Executive Officer. For the year ended December 31, 2008, we paid $0.4 million under the lease. We believe that the terms of this lease are fair and reasonable and reflect the terms we could expect to obtain in an arm’s length transaction for comparable space elsewhere in Washington, D.C.

ITEM 8	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of DuPont Fabros Technology, Inc.

We have audited the accompanying consolidated balance sheets of DuPont Fabros Technology, Inc. (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and members’ deficit, and cash flows for the year ended December 31, 2008 (representing the Company), for the period from January 1, 2007 through October 23, 2007 (representing Safari Ventures LLC (the “Predecessor”)), for the period from October 24, 2007 through December 31, 2007 (representing the Company), and for the year ended December 31, 2006 (representing the Predecessor). Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of DuPont Fabros Technology, Inc. at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for the year ended December 31, 2008 (representing the Company), for the period from January 1, 2007 through October 23, 2007 (representing the Predecessor), for the period from October 24, 2007 through December 31, 2007 (representing the Company), and for the year ended December 31, 2006 (representing the Predecessor), in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth herein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), DuPont Fabros Technology, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 24, 2009 expressed an unqualified opinion thereon.

As discussed in Note 2 to the financial statements, the Company has retrospectively applied certain reclassification adjustments upon adoption of a new accounting pronouncement for noncontrolling interests.

/s/ Ernst & Young LLP

McLean, Virginia

February 24, 2009, except for the retrospective adjustments

described in Note 2, as to which the date is May 4, 2009

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of DuPont Fabros Technology, Inc.

We have audited DuPont Fabros Technology, Inc.’s (the “Company”) internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). DuPont Fabros Technology Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting in Item 9A. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, DuPont Fabros Technology, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of DuPont Fabros Technology, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and members’ deficit, and cash flows for the year ended December 31, 2008 (representing the Company), for the period from January 1, 2007 through October 23, 2007 (representing Safari Ventures LLC (the “Predecessor”)), for the period from October 24, 2007 through December 31, 2007 (representing the Company), and for the year ended December 31, 2006 (representing the Predecessor) and our report dated February 24, 2009, except for the retrospective adjustments described in Note 2, as to which the date is May 4, 2009, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

McLean, Virginia

February 24, 2009

DUPONT FABROS TECHNOLOGY, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands except share data)

	December 31, 2008	December 31, 2007
ASSETS
Income producing property:
Land	$39,617	$26,971
Buildings and improvements	1,277,230	1,102,756

	1,316,847	1,129,727
Less: accumulated depreciation	(63,669)	(17,672)

Net income producing property	1,253,178	1,112,055
Construction in progress and land held for development	447,881	244,390

Net real estate	1,701,059	1,356,445
Cash and cash equivalents	53,512	11,510
Restricted cash	134	119
Rents and other receivables	1,078	1,304
Deferred rent	39,052	12,611
Lease contracts above market value, net	19,213	22,078
Deferred costs, net	42,917	45,863
Prepaid expenses and other assets	7,798	4,225

Total assets	$1,864,763	$1,454,155

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Line of credit	$233,424	$—
Mortgage notes payable	433,395	296,719
Accounts payable and accrued liabilities	13,257	11,011
Construction costs payable	82,241	28,070
Dividend and distribution payable	—	10,044
Lease contracts below market value, net	38,434	48,277
Prepaid rents and other liabilities	27,075	12,359

Total liabilities	827,826	406,480
Redeemable noncontrolling interests—operating partnership	484,768	610,781
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, par value $.001, 50,000,000 shares authorized, no shares issued or outstanding at December 31, 2008 and 2007	—	—
Common stock, par value $.001, 250,000,000 shares authorized, 35,495,257 shares issued and outstanding at December 31, 2008 and 35,453,833 shares issued and outstanding at December 31, 2007	35	35
Additional paid in capital	641,819	540,353
Accumulated deficit	(80,224)	(99,306)
Accumulated other comprehensive loss	(9,461)	(4,188)

Total stockholders’ equity	552,169	436,894

Total liabilities and stockholders’ equity	$1,864,763	$1,454,155

See accompanying notes

DUPONT FABROS TECHNOLOGY, INC. (THE COMPANY)

AND ITS PREDECESSOR, SAFARI VENTURES LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except share and per share data)

	The Company		The Predecessor
	Year ended December 31, 2008	For the period from October 24, 2007 (IPO) through December 31, 2007	For the period from January 1, 2007 through October 23, 2007		Year ended December 31, 2006
Revenues:
Base rent	$104,032	$16,295		$23,458	$8,208
Recoveries from tenants	58,802	8,961		11,823	2,460
Other revenue	10,830	615		122	17

Total revenues	173,664	25,871		35,403	10,685
Expenses:
Property operating costs	50,918	7,516		10,317	1,873
Real estate taxes and insurance	3,986	539		669	164
Management fees	—	—		1,772	616
Depreciation and amortization	50,703	8 ,896		8,419	2,186
General and administrative	10,568	17,013		250	228
Acquisition of service agreements	—	176,526		—	—
Other expenses	9,003	530		—	—

Total expenses	125,178	211,020		21,427	5,067

Operating income (loss)	48,486	(185,149)		13,976	5,618
Interest income	308	132		280	157
Interest:
Expense incurred	(10,852)	(1,301)		(13,480)	(5,715)
Amortization of deferred financing costs	(1,782)	(230)		(2,395)	(565)

Net income (loss)	36,160	(186,548)		(1,619)	(505)
Net (income) loss attributable to redeemable noncontrolling interests—operating partnership	(17,078)	87,242		—	—

Net income (loss) attributable to controlling interests	$19,082	$(99,306)		$(1,619)	$(505)

Earnings per share—basic:
Net income (loss) attributable to controlling interests per common share	$0.54	(2.80)		N/A	N/A

Weighted average common shares outstanding	35,428,521	35,382,404		N/A	N/A

Earnings per share—diluted:
Net income (loss) attributable to controlling interests per common share	$0.54	$(2.80)	$	N/A	N/A

Weighted average common shares outstanding	35,428,521	35,382,404		N/A	N/A

Dividends declared per common share	$0.5625	$0.15		N/A	N/A

See accompanying notes

DUPONT FABROS TECHNOLOGY, INC. (THE COMPANY)

AND ITS PREDECESSOR, SAFARI VENTURES LLC

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND MEMBERS’ DEFICIT

(in thousands, except share data)

	Common Shares		Additional Paid-in Capital	Accumulated Deficit	Comprehensive Income (Loss)	Accumulated Other Comprehensive Loss	Members’ Equity (Deficit)	Total
	Number	Amount
THE PREDECESSOR
Balance at December 31, 2006	—	$—	$—	$—		$—	$(7,005)	$(7,005)
Comprehensive loss attributable to controlling interests:
Net loss from controlling interests					$(1,619)		(1,619)	(1,619)
Other comprehensive loss attributable to controlling interests—change in fair value of interest rate swap					(3,937)	(3,937)	—	(3,937)

Comprehensive loss attributable to controlling interests					$(5,556)

Distributions							(23,552)	(23,552)
Step-up in basis from Safari acquisition							263,189	263,189

Balance at October 23, 2007	—	—	—	—		(3,937)	231,013	227,076
THE COMPANY
Comprehensive loss attributable to controlling interests:
Net loss attributable to controlling interests				(99,306)	$(99,306)			(99,306)
Other comprehensive loss attributable to controlling interests—change in fair value of interest rate swap					(2,091)	(2,091)		(2,091)

Comprehensive loss attributable to controlling interests					$(101,397)

Reclassify members’ equity to additional paid in capital			231,013				(231,013)	—
Redemption of members’ interests			(21,278)					(21,278)
Dividends declared			(5,318)					(5,318)
Initial capitalization	1,000	—	—					—
Issuance of common stock	35,075,000	35	736,540					736,575
Offering costs			(59,572)					(59,572)
Issuance of stock awards	377,833	—	6,434					6,434
Amortization of deferred compensation costs			728					728
Adjustment to redeemable noncontrolling interests in Operating Partnership			(348,194)			1,840		(346,354)

Balance at December 31, 2007	35,453,833	35	540,353	(99,306)		(4,188)	—	436,894
Comprehensive income attributable to controlling interests:
Net income attributable to controlling interests				19,082	$19,082			19,082
Other comprehensive loss attributable to controlling interests—change in fair value of interest rate swap					(5,265)	(5,265)		(5,265)

	Common Shares		Additional Paid-in Capital	Accumulated Deficit	Comprehensive Income (Loss)	Accumulated Other Comprehensive Loss	Members’ Equity (Deficit)	Total
	Number	Amount
Comprehensive income					$13,187

Dividends declared			(19,954)					(19,954)
Offering costs			(87)					(87)
Issuance of stock awards	53,270	—						—
Retirement of stock awards	(11,846)	—	(200)					(200)
Amortization of deferred compensation costs			963					963
Adjustment to redeemable noncontrolling interests in Operating Partnership			120,744			(8)		120,736

Balance at December 31, 2008	35,495,257	$35	$641,819	$(80,224)		$(9,461)	$—	$552,169

See accompanying notes

DUPONT FABROS TECHNOLOGY, INC. (THE COMPANY)

AND ITS PREDECESSOR, SAFARI VENTURES LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	The Company		The Predecessor
	Year ended December 31, 2008	For the period from October 24, 2007 through December 31, 2007	For the period from January 1, 2007 through October 23, 2007	Year ended December 31, 2006
Cash flow from operating activities
Net income (loss)	$36,160	$(186,548)	$(1,619)	$(505)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	50,703	8,896	8,419	2,186
Straight line rent	(26,441)	(4,491)	(3,934)	4,185
Amortization of loan costs	1,782	230	1,067	565
Write-off of unamortized loan costs	—	—	1,353	—
Amortization of lease contracts above and below market value	(6,978)	(1,307)	(1,294)	—
Compensation paid with Company shares	963	15,026	—	—
Acquisition of service agreements	—	176,526	—	—
Changes in operating assets and liabilities
Restricted cash	(15)	—	—	—
Rents and other receivables	226	2,296	(251)	(8,523)
Deferred costs	(790)	(20)	—	(6,580)
Prepaid expenses and other assets	(2,809)	1,276	(242)	(72)
Accounts payable and accrued liabilities	1,864	(23,399)	(1,865)	2,282
Prepaid rents and other liabilities	4,611	3,455	(5,851)	5,572

Net cash provided by (used in) operating activities	59,276	(8,060)	(4,217)	(890)

Cash flow from investing activities
Acquisition of real estate and service agreements, net of cash acquired	—	(378,606)	(222,341)	—
Investments in real estate—development	(317,299)	(75,259)	(70,188)	(74,804)
Interest capitalized for real estate under development	(13,150)	(2,567)	(970)	(2,253)
Improvements to real estate	(3,701)	(209)	(1,117)	—
Additions to non-real estate property	(642)	—	—	—
Repayment from related parties	—	—	—	13,211

Net cash used in investing activities	(334,792)	(456,641)	(294,616)	(63,846)

Cash flow from financing activities
Issuance of common stock, net of offering costs	—	677,003	—	—
Line of credit:
Proceeds	233,700	57,000	275,000	—
Repayments	(276)	(332,000)	—	—
Mortgage notes payable:
Proceeds	136,676	97,629	214,118	84,687
Lump sum payoffs	—	(27,127)	(125,205)	—
IPO transaction costs	(87)	—	—	—
Payments of financing costs	(4,776)	(2,322)	(8,308)	(123)
Related party repayments	—	(615)	(31,438)	(1,967)
Dividends and distributions:
Common shares	(25,273)	—	—	—
Redeemable noncontrolling interests—operating partnership	(22,446)	—	—	—
Members/principals	—	—	(23,552)	(13,000)

Net cash provided by financing activities	317,518	469,568	300,615	69,597

Net increase in cash and cash equivalents	42,002	4,867	1,782	4,861
Cash and cash equivalents, beginning	11,510	6,643	4,861	—

Cash and cash equivalents, ending	$53,512	$11,510	$6,643	$4,861

Supplemental information:
Cash paid for interest, net of amounts capitalized	$10,195	$758	$14,084	$4,531

Loan costs capitalized for real estate development	$2,298	$275	$57	$377

Construction costs payable capitalized to real estate	$54,171	$30,133	$3,542	$337

Issuance of OP Units	$—	$654,408	$—	$—

See accompanying notes

DUPONT FABROS TECHNOLOGY, INC. (THE COMPANY)

AND ITS PREDECESSOR, SAFARI VENTURES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008

1. Description of Business

DuPont Fabros Technology, Inc. (“we”, “us”, the “Company” or “DFT”) was formed on March 2, 2007 and is headquartered in Washington, D.C. The Company is a fully integrated, self-administered and self-managed company formed primarily to own, acquire, develop and operate wholesale data centers. We elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes commencing with our taxable year ended December 31, 2007. We are the sole general partner of, and own 53.2% of the economic interest in, DuPont Fabros Technology, L.P. (the “Operating Partnership”). Through the Operating Partnership as of December 31, 2008, we hold a fee simple interest in six operating data centers—referred to as ACC2, ACC3, ACC4, VA3, VA4 and CH1, three data center properties under development—referred to as ACC5, NJ1 and SC1, and land that may be used to develop two additional data centers—referred to as ACC6 and ACC7. For more information regarding these properties, see Notes 3 and 4 of the notes to consolidated financial statements.

We completed our initial public offering of common stock (the “IPO”) on October 24, 2007. The IPO resulted in the sale of 35,075,000 shares of common stock, including 4,575,000 shares as a result of the underwriters exercising their over-allotment option, at a price per share of $21.00, generating gross proceeds to the Company of $736.6 million. The proceeds to the Company, net of underwriters’ discounts, commissions, financial advisory fees and other offering costs, were $676.9 million. We contributed the proceeds of our IPO to our Operating Partnership in exchange for a number of units of limited partnership interest of our Operating Partnership (“OP units”) equal to the number of common shares sold in the IPO.

Prior to August 7, 2007, each of our initial properties, or data centers, was directly owned by a single-property entity. To facilitate the closing of a Credit Facility (defined herein) on August 7, 2007 and in contemplation of the IPO, we combined the membership interests in the entities that hold interests in VA3, VA4, ACC2, ACC3 and CH1 into one holding company, Safari Ventures LLC (“Safari”), in order for those membership interests and certain of those properties to serve as collateral for the Credit Facility. Following the closing of the Credit Facility, each of the former members of the property-holding entities held a direct or indirect equity interest in Safari. Safari made borrowings under the Credit Facility to purchase land in Ashburn, Virginia that is being held for use in the development of ACC5 and ACC6. For accounting purposes, Quill Ventures LLC, the entity that owns ACC3, was determined to be the accounting acquirer (the “Predecessor”) based on the guidance in Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, in the Safari transaction, and ACC2, VA3, VA4 and CH1 were determined to be the “Acquired Properties”. The financial position and results of operations of the Predecessor are presented on a historical cost basis and the contribution of the interests of ACC2, VA3, VA4 and CH1 has been recorded at their estimated fair value. Subsequent to August 6, 2007, Safari is the accounting predecessor of the Company, resulting in the recording of the financial position and results of operations of Safari at historical cost basis at the IPO.

Upon completion of the IPO, the Company entered into various formation transactions. The formation transactions included the issuance of 23,045,366 Operating Partnership Units (“OP Units”) and cash payments of $372.5 million (which included $274.0 million of cash used to retire the debt and fund other obligations related to ACC4) for total consideration of $856.5 million for the acquisition of the equity interests in Safari, the entity that owns ACC4 (a data center that was fully completed on October 30, 2007), land that is being held for use in the future development of data centers we refer to as NJ1 and ACC7 and a contract to acquire the land that will be used to develop SC1 and SC2. The contribution of the interests of ACC4 and the two undeveloped parcels of land were recorded at their estimated fair value. The Company also issued 8,116,906 OP units and made a cash payment of $6.1 million for total consideration of $176.5 million for the acquisition of the management, development, leasing, asset management and technical services agreements for these properties.

2. Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared by management in accordance with U.S. generally accepted accounting principles, or GAAP. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

We have one reportable segment consisting of investments in data centers located in the United States.

These consolidated financial statements include the financial position and results of operations of our Predecessor through August 6, 2007 and reflect its acquisition of the Acquired Properties (effective August 7, 2007) and the acquisition of ACC4 and land held for the development of ACC7 and NJ1 (effective October 24, 2007) at their estimated fair values. Accordingly, the results of operations for 2007 include the results of operations of the Predecessor for all months in the reporting periods and the results of operations of the Acquired Properties from their date of acquisition, August 7, 2007 and ACC4, ACC7 and NJ1 from their date of acquisition, October 24, 2007. The financial statements up through October 23, 2007 also do not reflect the Company’s acquisition of property management and other services agreements and thus, the internalization of these services.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income-Producing Property

The Predecessor’s data center, ACC3, is recorded at cost, including the external direct costs of the acquisition. The Acquired Properties’ data centers (ACC2, VA3, VA4 and CH1) were recorded at their estimated fair value on the date of acquisition, August 7, 2007. ACC4, ACC7, NJ1 and SC1 were recorded at their estimated fair value on the date of acquisition, October 24, 2007.

We allocated the purchase price of the Acquired Properties, ACC4, ACC7, and NJ1, to the related physical assets and in-place leases based on their relative fair values, in accordance with SFAS No. 141. The fair values of acquired buildings are determined on an “as-if-vacant” basis considering a variety of factors, including the physical condition and quality of the buildings, estimated rental and absorption rates, estimated future cash flows, and valuation assumptions consistent with current market conditions. The “as-if-vacant” fair value is allocated to land, building, improvements, and any personal property based on replacement cost estimates and other relevant information.

The fair value of in-place leases consists of the following components as applicable—(1) the estimated cost to replace the leases, including foregone rents during the period of finding a new tenant, foregone recovery of tenant pass-through, tenant improvements, and other direct costs associated with obtaining a new tenant (referred to as Tenant Origination Costs); (2) the estimated leasing commissions associated with obtaining a new tenant (referred to as Leasing Commissions); and (3) the above/below market cash flow of the leases, determined by comparing the projected cash flows of the leases in place to projected cash flows of comparable market-rate leases (referred to as Lease Intangibles). Tenant Origination Costs are included in buildings and improvements on the Company’s consolidated balance sheet and are amortized as depreciation expense on a straight-line basis over the remaining life of the underlying leases. Leasing Commissions are classified as deferred costs and are amortized as amortization expense on a straight-line basis over the remaining life of the underlying leases. Lease Intangible assets and liabilities are classified as lease contracts above and below market value, respectively, and amortized on a straight-line basis as decreases and increases, respectively, to rental revenue over the remaining term of the underlying leases. Should a tenant terminate its lease, the unamortized portions of the Tenant Origination Cost, Leasing Commissions, and Lease Intangibles associated with that lease are written off to depreciation expense, amortization expense, or rental revenue, respectively.

All capital improvements for the income-producing properties that extend their useful life are capitalized to individual building components, including interest and real estate taxes incurred during the period of development, and depreciated over their estimated useful lives. Interest is capitalized during the period of development based upon applying the property’s weighted-average borrowing rate to the actual development costs expended up to specific borrowings and then applying the weighted-average borrowing rate of the Company to the residual actual development costs expended during the construction period. Interest is capitalized until the property has reached substantial completion and is ready for its intended use in accordance with SFAS No. 34, Capitalization of Interest Cost. Interest costs capitalized totaled $15.4 million for the year ended December 31, 2008, $2.9 million for the period from October 24, 2007 to December 31, 2007, $1.0 million for the period from January 1, 2007 to October 23, 2007 and $2.6 million for the year ended December 31, 2006. In addition, the Company ceases interest capitalization after a wind down period when a development is temporarily suspended.

In accordance with SFAS No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, the Company capitalizes pre-development costs, including internal costs, incurred in pursuit of new development opportunities for which the Company currently believes future development is probable. Future development is dependent upon various factors, including zoning and regulatory approval, rental market conditions, construction costs and availability of capital. Pre-development costs incurred for which future development is not yet considered probable are expensed as incurred. In addition, if the status of such a pre-development opportunity changes, making future development by the Company no longer probable, any capitalized pre-development costs are written-off with a charge to expense. Furthermore, as provided under the guidance of SFAS No. 67, the revenue from incidental operations received from the current improvements in excess of any incremental costs are being recorded as a reduction of total capitalized costs of the development project and not as a part of net income. The capitalization of costs during the development of assets (including interest and related loan fees, property taxes and other direct and indirect costs) begins when development efforts commence and ends when the asset, or a portion of the asset, is delivered and ready for its intended use.

Depreciation on buildings is generally provided on a straight-line basis over 40 years from the date the buildings were placed in service. Building components are depreciated over the life of the respective improvement ranging from 20 to 40 years from the date the components were placed in service. Personal property is depreciated over three to seven years. Depreciation expense was $46.0 million for the year ended December 31, 2008, $8.1 million for the period from October 24, 2007 to December 31, 2007, $7.2 million for the period from January 1, 2007 to October 23, 2007 and $1.7 million for the year ended December 31, 2006. Included in these amounts is amortization expense related to tenant origination costs, which was $4.8 million for the year ended December 31, 2008, $0.9 million for the period from October 24, 2007 to December 31, 2007, $0.7 million for the period from January 1, 2007 to October 23, 2007 and $0 for the year ended December 31, 2006. Repairs and maintenance costs are expensed as incurred.

We record impairment losses on long-lived assets used in operations or in development when events or changes in circumstances indicate that the assets might be impaired, and the estimated undiscounted cash flows to be generated by those assets are less than the carrying amounts. If circumstances indicating impairment are present, an impairment loss is recognized based on the excess of the carrying amount of the impaired asset over its fair value. Management assesses the recoverability of the carrying value of its assets on a property-by-property basis. No impairment losses were recorded for during the three years ended December 31, 2008.

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we classify a data center property as held-for-sale when it meets the necessary criteria, which include when we commit to and actively embark on a plan to sell the asset, the sale is expected to be completed within one year under terms usual and customary for such sales, and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. Data center properties held-for-sale are carried at the lower of cost or fair value less costs to sell. As of December 31, 2008, there were no data center properties classified as held-for-sale and discontinued operations.

Cash and Cash Equivalents

We consider all demand deposits and money market accounts purchased with a maturity date of three months or less, at the date of purchase to be cash equivalents. Our account balances at one or more institutions periodically exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance coverage and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. We have not experienced any losses and believe that the risk is not significant.

Deferred Costs

Deferred costs, net on the Company’s consolidated balance sheets include both financing costs and leasing costs.

Financing costs, which represent fees and other costs incurred in obtaining debt, are amortized on a straight-line basis, which approximates the effective-interest method, over the term of the loan and are included in interest expense. On August 7, 2007, we paid off the ACC3 mortgage loan with borrowings under the Credit Facility. This resulted in the write-off of the remaining unamortized deferred financing costs related to the ACC3 mortgage loan in the amount of $1.4 million, which was recorded as interest expense in the accompanying consolidated statements of operations. Amortization of the deferred financing costs included in interest expense totaled $1.8 million for the year ended December 31, 2008, $0.2 million for the period from October 24, 2007 to December 31, 2007, $1.0 million for the period from January 1, 2007 to October 23, 2007 and $0.6 million for the year ended December 31, 2006. Balances, net of accumulated amortization, at December 31, 2008 and 2007 are as follows (in thousands):

	December 31,
	2008	2007
Financing costs	$15,207	$10,630
Accumulated amortization	(4,910)	(1,030)

Financing costs, net	$10,297	$9,600

Leasing costs, which are either external fees and costs incurred in the successful negotiations of leases, internal costs expended in the successful negotiations of leases or the estimated leasing commissions resulting from the allocation of the purchase price of the Acquired Properties and ACC4 under SFAS No. 141, are deferred and amortized over the terms of the related leases on a straight-line basis. If an applicable lease terminates prior to the expiration of its initial term, the carrying amount of the costs are written off to amortization expense. For the year ended December 31, 2008, we recorded $0.8 million of leasing costs. On August 7, 2007, in connection with the acquisition of the Acquired Properties, we recorded $10.6 million of leasing costs. On October 24, 2007, in connection with the acquisition of ACC4, we recorded $17.0 million of leasing costs. Amortization of deferred leasing costs totaled $4.4 million for the year ended December 31, 2008, $0.8 million for the period from October 24, 2007 to December 31, 2007, $1.2 million for the period from January 1, 2007 to October 23, 2007 and $0.5 million for the year ended December 31, 2006. Balances, net of accumulated amortization, at December 31, 2008 and 2007 are as follows (in thousands):

	December 31,
	2008	2007
Leasing costs	$39,549	$38,759
Accumulated amortization	(6,929)	(2,496)

Leasing costs, net	$32,620	$36,263

Inventory

We maintain fuel inventory for our generators, which is recorded at the lower of cost (on a first-in, first-out basis) or market. At December 31, 2008 and 2007, the fuel inventory was $1.5 million and $1.0 million, respectively, and is included in prepaid expenses and other assets in the accompanying consolidated balance sheets.

Debt Obligations

Prior to the IPO, we entered into a debt agreement whose terms required certain additional costs and fees to be paid upon retirement of the debt. These additional costs and fees were accrued using the effective interest method and were recorded in interest expense. This debt was retired in August 2007.

Interest Rate Derivative Instruments

We account for derivative activities in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which requires all derivative instruments to be carried at fair value as either assets or liabilities on the consolidated balance sheets. For those derivative instruments that are designated, and qualify, as hedging instruments, we designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge or a cash flow hedge. For derivatives that do not meet the criteria for hedge accounting, changes in fair value are immediately recognized in earnings. For those derivatives that qualify for hedge accounting, the effective portion of the gain or loss on the hedge instruments is reported as a component of accumulated other comprehensive income (loss) and reclassified into earnings in the same line item associated with the forecasted transaction in the same period or periods during which the hedged transaction affects earnings. Any ineffective portion of a derivative’s change in fair value is immediately recognized in earnings.

Prepaid Rents

Prepaid rents, typically prepayment of the following month’s rent, consist of payments received from tenants prior to the time the payments are earned and are recognized as revenue in subsequent periods when earned.

Rental Income

We, as a lessor, have retained substantially all the risks and benefits of ownership and account for our leases as operating leases. For lease agreements that provide for fixed and determinable scheduled rent increases, rental income is recognized on a straight-line basis over the non-cancellable term of the leases, which commences when control of the space and the critical power have been provided to the tenant. Straight-line rents receivable are included in deferred rent on the consolidated balance sheets. Lease Intangible assets and liabilities that have resulted from above market and below market leases that were acquired are amortized on a straight-line basis as decreases and increases, respectively, to rental revenue over the remaining term of the underlying leases. Should a tenant terminate its lease, the unamortized portion of Lease Intangibles associated with that lease will be written off to rental revenue. Balances, net of accumulated amortization, at December 31, 2008 and 2007 are as follows (in thousands):

	December 31,
	2008	2007
Lease contracts above market value	$23,100	$23,100
Accumulated amortization	(3,887)	(1,022)

Lease contracts above market value, net	$19,213	$22,078

	December 31,
	2008	2007
Lease contracts below market value	$51,900	$51,900
Accumulated amortization	(13,466)	(3,623)

Lease contracts below market value, net	$38,434	$48,277

We record a provision for losses on accounts receivable equal to the estimated uncollectible accounts. The estimate is based on management’s historical experience and a review of the current status of our receivables. We will also establish, as necessary, an appropriate allowance for doubtful accounts for receivables arising from the straight-lining of rents. This receivable arises from revenue recognized in excess of amounts currently due under the lease. As of December 31, 2008 and 2007, no allowance was considered necessary.

Tenant leases generally contain provisions under which the tenants reimburse us for a portion of the property’s operating expenses and real estate taxes incurred by us. Recoveries from tenants are included in revenue in the consolidated statements of operations in the period the applicable expenditures are incurred. Recoveries from tenants also include the property management fees that we earn from our tenants.

Other Revenue

Other revenue primarily consists of services provided to our tenants on a non-recurring basis. This includes projects such as the purchase and installation of circuits, racks, breakers and other tenant requested items. Revenue is recognized on a completed contract basis. Costs of providing these services are in included other expenses in the accompanying consolidated statements of operations.

Equity IPO Costs

Underwriting discount and commissions, financial advisory fees and additional IPO costs of $59.7 million are reflected as reductions to additional paid-in capital in the consolidated balance sheet of the Company as of December 31, 2008.

Income Taxes

We elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year ended December 31, 2007. In general, a REIT that meets certain organizational and operational requirements and distributes at least 90 percent of its REIT taxable income to its shareholders in a taxable year will not be subject to income tax to the extent of the income it distributes. We currently qualify and intend to continue to qualify as a REIT under the Code. As a result, no provision for federal income taxes on income from continuing operations is required, except for taxes on certain property sales and on income, if any, of our taxable REIT subsidiary (“TRS”). If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our income at regular corporate tax rates for the year in which we do not qualify and the succeeding four years. Although we expect to qualify for taxation as a REIT, we may be subject to state and local income and franchise taxes and to federal income and excise taxes on any undistributed income.

We have elected to treat DF Technical Services LLC, a 100% owned subsidiary of our Operating Partnership, as a TRS. In general, a TRS may perform non-customary services for tenants, hold assets that the Company cannot hold directly and generally may engage in any real estate or non-real estate related business. A TRS is subject to corporate federal and state income taxes on its taxable income at regular statutory tax rates.

The Predecessor was not subject to U.S. federal income tax on its income. Results of operations of the Predecessor were included proportionately in the federal income tax returns of the individual members; therefore, no provision for federal income taxes is included in the accompanying consolidated financial statements for periods prior to October 24, 2007.

Redeemable Noncontrolling Interests

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51. We adopted this standard on January 1, 2009 and as part of our adoption of SFAS No. 160, we have retroactively adopted the measurement provisions of EITF Topic D-98, Classification and Measurement of Redeemable Securities. Also, under the standard, net income will encompass the total income of all consolidated subsidiaries with a separate disclosure on the face of the consolidated statement of operations attributing that income between controlling and noncontrolling interests. Redeemable noncontrolling interests requiring cash payment, or allowing settlement in shares, but with the ability to deliver shares outside of the control of the Company, will continue to be reported outside of the permanent equity section. Redeemable noncontrolling interests – operating partnership are adjusted for income, losses and distributions allocated to OP units not held by the Company (normal noncontrolling interest accounting amount). Adjustments to redeemable noncontrolling interests – operating partnership are recorded to reflect increases or decreases in the ownership of the Operating Partnership by holders of OP units, including in the case of redemptions of OP units and issuances of shares of the Company’s common stock. If such adjustments result in the redeemable noncontrolling interests – operating partnership being recorded at less than the redemption value of the OP units, the redeemable noncontrolling interests – operating partnership are further adjusted to their redemption value (see Note 11). The redeemable noncontrolling interests – operating partnership are recorded at the greater of the normal noncontrolling interest accounting amount or redemption value. As of the result of this adoption, redeemable noncontrolling interests - operating partnership increased by $120.7 million with a corresponding decrease to total equity as of December 31, 2007. The following is a summary of activity for the redeemable non-controlling interests – operating partnership for the year ended December 31, 2008 and the period from October 24, 2007 to December 31, 2007 (dollars in thousands):

	OP Units		Comprehensive Income
	Number	Amount
REDEEMABLE NONCONTROLLING INTERESTS—OPERATING PARTNERSHIP
Balance at October 23, 2007	—	$—
Issuance of OP units	31,162,271	654,408
Comprehensive income attributable to redeemable noncontrolling interests—operating partnership:

Net income attributable to redeemable noncontrolling interests—operating partnership		(87,242)	$(87,242)

Other comprehensive income attributable to redeemable noncontrolling interests—operating partnership– change in fair value of interest rate swap		(1,842)	(1,842)

Comprehensive income attributable to redeemable noncontrolling interests—operating partnership			$(89,084)

Distributions declared		(4,674)
Adjustment to redeemable noncontrolling interests—operating partnership		50,131

Balance at December 31, 2007	31,162,271	$610,781
Comprehensive income attributable to redeemable noncontrolling interests—operating partnership:

Net income attributable to redeemable noncontrolling interests—operating partnership		17,078	$17,078

Other comprehensive income attributable to redeemable noncontrolling interests—operating partnership– change in fair value of interest rate swap		(4,632)	(4,632)

Comprehensive income attributable to redeemable noncontrolling interests—operating partnership			$12,446

Distributions declared		(17,529)
Adjustment to redeemable noncontrolling interests—operating partnership		(120,930)

Balance at December 31, 2008	31,162,271	$484,768

Comprehensive Income (Loss)

Comprehensive income (loss), as reflected on the consolidated statements of stockholders’ equity and members’ deficit, is defined as all changes in equity attributable to controlling interests during each period except those resulting from investments by or distributions to shareholders or members. Accumulated other comprehensive loss, as also reflected on the consolidated statements of stockholders’ equity and members’ deficit, reflects the effective portion of cumulative changes in the fair value of derivatives in qualifying cash flow hedge relationships attributable to controlling interests.

Earnings Per Share

Basic earnings per share is calculated by dividing the net income (loss) attributable to controlling interests for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated by dividing the net income (loss) attributable to controlling interests for the period by the weighted average number of common and dilutive securities outstanding during the period using the treasury stock method.

Stock-based Compensation

We have awarded stock-based compensation to employees, contractors and members of our Board of Directors in the form of common stock and LTIP units. These awards are accounted for under SFAS No. 123(R), Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment to FASB Statement No. 123, which was effective January 1, 2006. We had no stock-based compensation awards outstanding prior to our IPO in October 2007. This pronouncement requires that we estimate the fair value of the awards and recognize this value over the requisite vesting period. The fair value of restricted stock-based compensation is based on the market value of our common stock on the date of the grant. The fair value of LTIP units is based on the market value of our common stock on the date of the grant less a discount for post-vesting transferability restrictions estimated by a third-party consultant. Compensation paid with Company common shares, which is included in general and administrative expense on the consolidated statements of operations, totaled $1.0 million for the year ended December 31, 2008, $15.0 million for the period from October 24, 2007 to December 31, 2007 and $0 for periods prior to October 24, 2007, respectively.

Profits, Losses and Distributions

For periods prior to October 24, 2007, the profits and losses of the Predecessor were allocated to the individual members in accordance with their respective limited liability company agreements.

Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115. This statement permits an entity to elect to measure eligible items at fair value (“fair value option”) including many financial instruments. The objective of this statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The provisions of this statement were effective for us as of January 1, 2008. If the fair value option is elected, the Company would report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Upfront costs and fees related to items for which the fair value option is elected shall be recognized in earnings as incurred and not deferred. The fair value option may be applied for a single eligible item without electing it for other identical items, with certain exceptions, and must be applied to the entire eligible item and not to a portion of the eligible item. The Company did not elect the fair value option with respect to any eligible item and, therefore, the adoption of this standard did not have a material effect on the Company’s financial position and results of operations.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. This statement changes the accounting for acquisitions specifically eliminating the step acquisition model, changing the recognition of contingent consideration from being recognized when it is probable to being recognized at the time of acquisition, disallowing the capitalization of transaction costs and delays when restructurings related to acquisitions can be recognized. The standard is effective for fiscal years ending after December 15, 2008 and will impact the accounting only for acquisitions we make after its adoption.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51. We adopted this standard on January 1, 2009 and as part of our adoption of SFAS No. 160, we have retroactively adopted the measurement provisions of EITF Topic D-98, Classification and Measurement of Redeemable Securities. Also, under the new standard, net income will encompass the total income of all consolidated subsidiaries with a separate disclosure on the face of the consolidated statements of operations attributing that income between controlling and noncontrolling interests. Redeemable noncontrolling interests requiring cash payment, or allowing settlement in shares, but with the ability to deliver shares outside of the control of the Company, will continue to be reported outside of the permanent equity section. The adoption of SFAS No. 160 did not result in the re-classification of the redeemable noncontrolling interests—operating partnership held by third parties to a component within “stockholders’ equity”.

In March 2008, the FASB issued FASB Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities (an amendment of FASB Statement No. 133).” This statement require entities to provide greater transparency about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial positions, results of operations, and cash flows. SFAS No. 161 is effective for fiscal years beginning after November 15, 2008. The Company will adopt the expanded disclosure requirements of this standard effective January 1, 2009.

In June 2008, the FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities.” In this FSP, the FASB concluded that all outstanding invested share-based payment awards that contain rights to non-forfeitable dividends or dividend equivalents participate in undistributed earnings with common shareholders and, accordingly, are considered participating securities that shall be included in the two-class method of computing basic and diluted EPS. The FSP does not address awards that contain rights to forfeitable dividends. The FSP is effective for the Company’s fiscal year beginning January 1, 2009, with early adoption prohibited. The Company does not believe the provisions of FSP EITF 03-6-1 will have a material impact on its financial position or results of operations.

3. Acquisitions

In connection with our IPO on October 24, 2007, we acquired the following properties:

•

four stabilized data centers located in Northern Virginia, which we refer to as VA3, VA4, ACC2 and ACC3, having an aggregate critical load of 46.0 megawatts (“MW”) and which were, as of December 31, 2008 and 2007, 100% leased;

•

our prototype ground-up development in Northern Virginia, ACC4, which has an aggregate critical load of 36.4 MW. We completed the final phase of this facility in October 2007 which was 87.5% and 84.6% leased as of December 31, 2008 and 2007, respectively.

•

one data center under development in suburban Chicago, which we refer to as CH1, which also is expected to have an aggregate 36.4 MW of critical load and a flexible design. The first phase of 18.2 MW of critical load was placed into service in the third quarter of 2008 which was 9.5% leased as of December 31, 2008; and

•

undeveloped properties in Northern Virginia, which we refer to as ACC5, ACC6 and ACC7, and Piscataway, New Jersey, which we refer to as NJ1, and a contract to acquire land in Santa Clara, California, which we refer to as SC1. We subsequently closed on the acquisition of land in Santa Clara, CA in December 2007 and began construction on Phase I of ACC5, NJ1 and SC1 in 2008. This construction was temporarily suspended in the fourth quarter of 2008 pending the Company securing additional financing for these projects. Subsequent to December 31, 2008, we have resumed construction of ACC5. We believe that these properties will, in the aggregate, support the development of six new data centers with an aggregate critical load of 187.2 MW.

Concurrent with our acquisition of the properties and interests described above, we also acquired property management, development, leasing, asset management and technical services agreements and arrangements for these properties from entities affiliated with our Executive Chairman and our President and Chief Executive Officer.

On August 7, 2007, the Predecessor acquired the following income producing properties: ACC2, VA3 and VA4, and a property under development, CH1. Phase I of CH1 was placed into service in the third quarter of 2008.

The allocation of the purchase price of the Acquired Properties to the assets acquired and liabilities assumed in accordance with SFAS No. 141 was as follows:

(in thousands)
Income producing property:
Land	$19,300
Buildings and improvements	470,556

Net income producing property	489,856
Construction in progress and land held for development	86,588

Net real estate	576,444
Cash and cash equivalents	17,507
Lease contracts above market value	18,900
Deferred costs, net	10,576
Prepaid expenses and other assets	836

Assets acquired at fair value	624,263

(in thousands)
Mortgages and notes payable	(24,814)
Accounts payable and accrued liabilities	(42,109)
Lease contracts below market value	(38,200)
Advance rents and security deposits	(5,201)
Due to related parties	(10,902)

Liabilities assumed at fair value	(121,226)
Less: Cash paid for Acquired Properties	(239,848)

Step-up in basis from acquisition	$263,189

In conjunction with the IPO on October 24, 2007, the Company acquired the entity that owns ACC4, land that is being held for use in the future development of data centers we refer to as NJ1 and ACC7 and a contract to acquire the land that will be used to develop SC1 and SC2. The Company issued 10,981,339 OP units, paid cash of $288.9 million (including $274.0 million of cash used to retire the debt and fund other obligations at ACC4) and assumed liabilities of $39.7 million to acquire these properties and contracts.

The allocation of the purchase price of these assets to the assets acquired and liabilities assumed in accordance with SFAS No. 141 was as follows:

(in thousands)
Income producing property:
Land	$6,600
Buildings and improvements	537,979

Net income producing property	544,579
Construction in progress and land held for development	14,287

Net real estate	558,866
Cash and cash equivalents	3,057
Rents and other receivables, net	3,197
Lease contracts above market value	4,200
Deferred costs, net	16,997
Prepaid expenses and other assets	2,445
Non-real estate fixed assets	353

Assets acquired at fair value	$589,115

Accounts payable and accrued liabilities	(23,353)
Lease contracts below market value	(13,700)
Due to related parties	(16,379)
Advance rents and security deposits	(7)

Liabilities assumed at fair value	$(53,439)

If the acquisition of the Acquired Properties and ACC4 had occurred on January 1, 2006, then the unaudited results of operations for the years ended December 31, 2007 and 2006 on a pro forma basis would have been as follows:

	Year Ended December 31,
	2007	2006
	(in thousands)
Revenue	$108,256	$69,383
Expenses	270,755	53,926
Operating income (loss)	(162,499)	15,457
Net income (loss) attributable to controlling interests	(94,235)	244

The unaudited pro forma amounts are presented for illustrative purposes only and are not necessarily indicative of future consolidated results of operations. The unaudited pro forma condensed consolidated results of operations include the pro forma impact of: (i) the adjustment of revenue for straight-line revenue and amortization of above market and below market lease contracts, (ii) the adjustment of depreciation and amortization expense for the step-up of the real estate assets’ value and the adjustment to lease commissions under SFAS No. 141 and (iii) the adjustment of interest expense for the refinancing of the Acquired Properties’ mortgage loans with borrowings under the Credit Facility. For the year ended December 31, 2007, expenses include charges of $176.5 million for the acquisition of service agreements and $15.0 million of non-cash stock based compensation.

4. Real Estate Assets

The following is a summary of properties owned by the Company at December 31, 2008:

(dollars in thousands)
Property	Location	Land	Buildings and Improvements	Construction in Progress and Land Held for Development	Total Cost
ACC2	Ashburn, VA	$2,500	$158,298	$—	$160,798
ACC3	Ashburn, VA	1,071	94,004	—	95,075
ACC4	Ashburn, VA	6,600	533,603	—	540,203
VA3	Reston, VA	10,000	173,568	—	183,568
VA4	Bristow, VA	6,800	140,620	—	147,420

(dollars in thousands)
Property	Location	Land	Buildings and Improvements	Construction in Progress and Land Held for Development	Total Cost
CH1, Phase I	Elk Grove Village, IL	12,646	177,137	—	189,783

		39,617	1,277,230	—	1,316,847
Construction in progress and land held for development	(1)	—	—	447,881	447,881

		$39,617	$1,277,230	$447,881	$1,764,728

(1)	Properties located in Ashburn, VA (ACC5, ACC6 and ACC7); Elk Grove Village, IL (CH1 Phase II); Piscataway, NJ (NJ1) and Santa Clara, CA (SC1 and SC2).

5. Intangible Assets

Leasing Commissions are classified as deferred costs and are amortized as amortization expense on a straight-line basis over the remaining life of the underlying leases. As of December 31, 2008, these assets have a weighted average remaining life of 8.4 years with estimated future amortization as follows (in thousands):

Year Ending December 31,
2009	$4,490
2010	4,209
2011	3,837
2012	3,748
2013	3,632
2014 and thereafter	12,704

$32,620

Lease Intangible assets and liabilities are classified as lease contracts above and below market value, respectively, and amortized on a straight-line basis as decreases and increases, respectively, to rental revenue over the remaining term of the underlying leases. As of December 31, 2008, these net Lease Intangible liabilities have a weighted average remaining life of 7.4 years for above market leases and 6.3 years for below market leases with estimated net future amortization (increase to rental income) as follows (in thousands):

Year Ending December 31,
2009	$6,976
2010	4,080
2011	1,586
2012	1,440
2013	1,489
2014 and thereafter	3,650

$19,221

Tenant Origination Costs are included in buildings and improvements on the Company’s consolidated balance sheet and are amortized as depreciation expense on a straight-line basis over the remaining life of the underlying leases. As of December 31, 2008, these assets have a weighted average remaining life of 7.0 years with estimated future amortization as follows (in thousands):

Year Ending December 31,
2009	$4,770
2010	4,770
2011	4,333

Year Ending December 31,
2012	3,148
2013	3,148
2014 and thereafter	8,400

$28,569

6. Leases

For the years ended December 31, 2008, 2007 and 2006, the following tenants comprised more than 10% of our consolidated revenue:

	Microsoft	Yahoo!
Year ended December 31, 2008	33.6%	36.6%
Year ended December 31, 2007	58.8%	28.5%
Year ended December 31, 2006	100.0%	—

As of December 31, 2008, these two tenants accounted for $0.3 million and $0.2 million of rents and other receivables and $10.9 million and $2.0 million of deferred rent, respectively. As of December 31, 2007, these two tenants accounted for $8.2 million and $3.1 million of deferred rent and $4.3 million and $0 of prepaid rents, respectively. The Company does not hold security deposits from these tenants. All tenants operate within the technology industry and, as such, their viability is subject to market fluctuations in that industry.

Future minimum lease payments to be received under noncancelable operating leases are as follows for the years ending December 31, excluding properties under development (in thousands):

2009	$89,703
2010	95,669
2011	95,093
2012	96,792
2013	95,642
Thereafter	365,653

$838,552

7. Debt

Debt Summary as of December 31, 2008 and 2007

($ in thousands)

	December 31, 2007	December 31, 2008
	Amounts	Amounts		% of Total	Rates (1)		Maturities (years)
Safari Term Loan	$200,000	$200,000		30.0%	6.5	%(2)	2.6

CH1 Construction Loan	96,719	133,395	(3)	20.0%	3.2%		1.0

ACC4 Term Loan	—	100,000	(3)	15.0%	4.8%		2.8

Line of Credit	—	233,424		35.0%	1.8%		1.6

Total	$296,719	$666,819		100.0%	3.9%		2.0

Note: The Company capitalized interest of $3.8 million and $15.4 million during the quarter and year ended December 31, 2008, respectively.

(1)	Rate as of December 31, 2008.
(2)	Rate is fixed by an interest rate swap.
(3)	On February 10, 2009, the CH1 Construction Loan was paid off and the ACC4 Term Loan increased to $250.0 million.

Credit Facility

On August 7, 2007, we entered into a credit facility that consists of a $200.0 million secured term loan (the “Safari Term Loan”) and a $275.0 million senior secured revolving credit facility (the “Line of Credit”) (together the “Credit Facility”), of which a principal balance of $433.4 million and $200.0 million was outstanding as of December 31, 2008 and 2007, respectively. A borrowing base covenant, based on the initial appraisal values of the properties securing the loan, limits the amounts available to $444.0 million, leaving $10.6 million available to be drawn as of December 31, 2008. The agent for the lender has the right to ask for a new appraisal which could change our borrowing capacity .The Credit Facility is secured by VA3, VA4, ACC2 and ACC3.

Upon consent of the lender, the Line of Credit may be increased by up to $200.0 million depending on certain factors, including the value of, and debt service on, the properties included in our borrowing base. In order to take advantage of all of the $200.0 million increase in the Line of Credit, we anticipate that, among other things, we would need to add properties to the borrowing base, subject to the consent of our lenders, and modify the pricing terms of the Credit Facility. The Line of Credit matures on August 7, 2010, but includes an option whereby we may elect, once, to extend the maturity date by 12 months. The extension is subject to us paying an extension fee of $0.4 million and other customary conditions. The agent for the lender has the right to ask for a new appraisal which could change our borrowing capacity. The Safari Term Loan is an interest-only loan with the full principal amount due at maturity on August 7, 2011, with no option to extend.

Four of our operating properties—VA3, VA4, ACC2 and ACC3—comprise our current borrowing base with an aggregate book value of $586.9 million as of December 31, 2008, along with the assignments of rents and leases at these properties. In addition, we may in the future choose to add some or all of the other properties that we acquired upon the completion of the IPO or other properties that we may acquire or develop in the future to the borrowing base in order to, among other things, increase the amount that we may borrow under the revolving facility. Once added to the borrowing base, properties may be removed only with the approval of our lenders.

ACC3 Mortgage Loan

As part of the Credit Facility financing, the Company repaid a mortgage loan on ACC3 totaling $125.2 million in the third quarter of 2007 and wrote off the remaining unamortized deferred financing cost balance of $1.4 million.

CH1 Construction Loan

On December 20, 2007, the Company entered into a $148.9 million construction loan relating to the refinancing of CH1 (the “CH1 Construction Loan”), of which $133.4 million and $96.7 million was outstanding at December 31, 2008 and 2007, respectively. This loan was paid off on February 10, 2009.

ACC4 Term Loan

On October 24, 2008, we entered into a credit agreement relating to a $100.0 million term loan secured by ACC4 with a syndicate of lenders (the “ACC4 Term Loan”). We have the option to increase the amount of the loan by up to an additional $150 million at any time during the eighteen-month period following the closing date, to the extent that any one or more lenders commit to being a lender for the additional amount and certain other conditions are met. We increased this loan to $250.0 million on February 10, 2009 through the exercise of the loan’s “accordion” feature. We utilized the loan proceeds to pay off the CH1 Construction Loan of $135.1 million and fund a portion of the Company’s development of the first phase of ACC5.

The ACC4 Term Loan matures on October 24, 2011 and includes a one-year extension option subject to, among other things, the payment of an extension fee equal to 50 basis points on the outstanding loan amount, there being no existing event of default, a debt service coverage ratio of no less than 2 to 1, and a loan to value ratio of no more than 40%. Borrowings under the loan will bear interest at (i) LIBOR plus 350 basis points during the initial term of the loan, and (ii) LIBOR plus 400 basis points during the additional one-year period if the Company exercises the one-year extension option. We may elect to have borrowings bear interest at (i) the prime rate plus 200 basis points during the initial term of the loan or (ii) the prime rate plus 250 basis points during the additional one-year period if the Company exercises the one-year extension option, but only if such interest rate is not less than LIBOR plus the applicable margin set forth above. The loan requires quarterly principal installment payments of $0.5 million beginning on April 1, 2009, and may be prepaid in whole or in part without penalty at any time after October 24, 2009, subject to the payment of certain LIBOR rate breakage fees. During the extension period, the quarterly principal installment payments increase to $2.0 million.

The Operating Partnership and its subsidiaries’ investments in development projects (as defined in the credit agreement) is limited to $1 billion, provided that the Operating Partnership and its subsidiaries shall not at anytime have more than five development projects (as defined in the credit agreement) ongoing.

The Operating Partnership has guaranteed for the benefit of the lenders under the credit agreement the payment of $100.0 million of the principal amount of the ACC4 Term Loan plus all outstanding interest, and is also liable for certain costs under the loan. As of December 31, 2008, $100.0 million was outstanding under the ACC4 Term Loan.

Covenants—Credit Facility and ACC4 Term Loan

Both the Credit Facility and ACC4 Term Loan require ongoing compliance by us with various covenants, including with respect to restrictions on liens, incurring indebtedness, making investments, effecting mergers and/or assets sales, maintenance of certain leases and the occurrence of a change of control (as defined in the respective credit agreements) of the Company or the Operating Partnership. In addition, the credit agreements require that certain financial covenants are adhered to, including, without limitation, the following:

•	The Company must maintain the following minimum debt service coverage ratios:

•	October 24, 2008 to March 31, 2009—1.15 to 1;

•	April 1, 2009 to August 11, 2011—1.35 to 1;

•	August 11, 2011 to October 24, 2011—1.75 to 1; and

•	October 24, 2011 to October 24, 2012—2 to 1 (to the extent that the Company exercises the one-year extension option on the ACC4 Term Loan).

•

Consolidated total indebtedness of the Operating Partnership and its subsidiaries to gross asset value of the Operating Partnership and its subsidiaries must be less than or equal to 65% during the terms of the loans.

•	Ratio of adjusted consolidated Earnings Before Interest Taxes Depreciation and Amortization to consolidated fixed charges must be at least 1.45 to 1 during the terms of the loans.

•

Minimum consolidated tangible net worth (as defined in the respective credit agreements) of the Operating Partnership and its subsidiaries must be greater than or equal to approximately $575 million (plus an increase of 75% of the sum of (i) the net proceeds from any future equity offerings and (ii) the value of any interests in the Operating Partnership or the Company issued upon the contribution of assets to the Company, the Operating Partnership or its subsidiaries after October 24, 2008) during the terms of the loans.

•	For the Credit Facility exclusively, a borrowing base covenant limits the amount available on the Line of Credit to 65% of the appraised value of the secured properties.

In addition, the Credit Facility contains other customary covenants. As of December 31, 2008, we were in compliance with all covenants.

Debt Maturity Schedule as of December 31, 2008

($ in thousands)

Year	Amounts	% of Total	Rates (4)
2009 (1)	$133,395	20.0%	3.2%
2010 (2)	233,424	35.0%	1.8%
2011 (3)	300,000	45.0%	5.9	%(5)

Total	$666,819	100.0%	3.9%

(1)	This loan matures on December 20, 2009 subject to a one-year extension option exercisable by the Company upon satisfaction of certain customary covenants. The loan was paid off on February 10, 2009.
(2)	Amount outstanding on the Company’s $275 million floating rate Line of Credit which matures on August 7, 2010, subject to a one-year extension option exercisable by the Company upon satisfaction of certain customary conditions. A borrowing base covenant based on the initial appraised values of our Safari properties limits the amount available to $244 million.
(3)	$200 million Safari Term Loan matures on August 7, 2011 with no extension option. $100 million ACC4 Term Loan matures on October 24, 2011 and includes a one-year extension option exercisable by the Company upon satisfaction of certain customary conditions. ACC4 Term Loan increased to $250 million on February 10, 2009.
(4)	Rate as of December 31, 2008.
(5)	Rate on $200 million Safari Term Loan is fixed at 6.5% by an interest rate swap.

8. Derivative Instruments

On August 15, 2007, the Company entered into a $200.0 million interest rate swap agreement to manage the interest rate risk associated with a portion of the Credit Facility effective August 17, 2007 with a maturity date of August 7, 2011. This swap agreement effectively fixes the interest rate on $200.0 million of the Credit Facility at 4.997% plus the credit spread of 1.5%. We have designated this agreement as a hedge for accounting purposes. Therefore, the effective portion of the changes in the fair value of the interest rate swap has been recorded in other comprehensive income (loss) and will be reclassified into interest expense as the hedged forecasted interest payments are recognized. Any ineffective portion of the hedging relationship will be recorded directly to earnings.

As of December 31, 2008 and 2007, the cumulative reduction in fair value of the interest rate swap of $17.8 million and $7.9 million, respectively, was recognized as a liability in prepaid rents and other liabilities and deferred in accumulated other comprehensive loss in the accompanying consolidated balance sheet and no amounts were recognized in earnings as hedge ineffectiveness. Within the next twelve months, we expect to recognize interest of $6.9 million currently recorded in accumulated other comprehensive loss.

Derivative financial instruments expose the Company to credit risk in the event of non-performance by the counterparties under the terms of the derivative instrument. The Company minimizes its credit risk on these transactions by dealing with major, creditworthy financial institutions as determined by management, and therefore, the Company believes the likelihood of realizing losses from counterparty non-performance is remote.

9. Related Party Transactions

Prior to the closing of the IPO on October 24, 2007:

•

DFD Technical Services LLC (DFTS) was responsible for the management of the properties. Management fees incurred with DFTS were generally based on 5% of gross receipts collected for the properties and totaled $1.4 million for the period from January 1, 2007 to October 23, 2007 and $0.5 million for the year ended December 31, 2006.

•

DuPont Fabros Development LLC (DFD) earned an asset management fee. Asset management fees, which are included in management fees in the consolidated statements of operations, incurred with DFD totaled $0.4 million for the period from January 1, 2007 to October 23, 2007 and $0.1 million for the year ended December 31, 2006.

•

DFD bookkeeping fees incurred with DFD totaled less than $0.1 million for the period from January 1, 2007 to October 23, 2007 and for the year ended December 31, 2006 and are included in general and administrative expenses in the accompanying consolidated statements of operations.

•

DFD was reimbursed for salaries and overhead expenses related to operation management totaling $1.1 million for the period from January 1, 2007 to October 23, 2007 and $0.2 million for the year ended December 31, 2006. These fees are included in property operating costs in the accompanying consolidated statements of operations.

•

DFD was paid leasing commissions, which were capitalized and amortized over the term of the lease. Leasing commissions were determined based on approximately 5% of the total rental revenue of the executed lease. $0 was incurred for the period from January 1, 2007 to October 23, 2007 and $4.5 million was incurred for the year ended December 31, 2006.

•

DFD was paid development and construction management fees, which were capitalized, for their services in the development of properties and build-out of the infrastructure. $0 was incurred for the period from January 1, 2007 to October 23, 2007 and $2.7 million was incurred for the year ended December 31, 2006.

Subsequent to the closing of the IPO, we have been paying rent for our headquarters building to an affiliate of Messrs. du Pont and Fateh. Rent expense for the year ended December 31, 2008 was $0.4 million and for the period from October 24, 2007 to December 31, 2007 was less than $0.1 million.

In addition, prepaid expenses and other assets includes amounts due from DFD and affiliated entities of less than $0.1 million and $0.2 million at December 31, 2008 and 2007, respectively.

Related party payables are due on demand without interest.

10. Commitments and Contingencies

Concurrent with our IPO, we entered into tax protection agreements with some of the contributors of the initial properties including our Executive Chairman and our President and CEO. Pursuant to the terms of these agreements, if we dispose of any interest in ACC2, ACC3, VA3, VA4 or CH1 that generates more than a certain allowable amount of built-in gain for the contributors, as a group, in any single year through 2016, we will indemnify the contributors for tax liabilities incurred with respect to the amount of built-in gain and tax liabilities incurred as a result of the reimbursement payment. The required indemnification will decrease ratably over the course of each year of tax protection by 10% of the estimated tax on the built-in gain, declining to zero by the end of 2016. The aggregate built-in gain on the initial properties as of December 31, 2007 was approximately $750.0 million (unaudited). Any sale by us that requires payments to any of our executive officers or directors pursuant to these agreements requires the approval of at least 75% of the disinterested members of our board of directors.

In 2007, we received three Notice of Violation from the Virginia Department of Environmental Quality (“VDEQ”) related to generators at three of our facilities. First, in March 2007, we were cited by the VDEQ compliance office about our emissions from the ACC2 diesel generators exceeding short-term emission limits. Second, on October 5, 2007, we received a notice of violation from VDEQ regarding certain diesel generators at ACC4. The notice asserts that construction and operation of the generators was commenced prior to receiving a required air permit from VDEQ for construction and operation of the generators and that the generators have been operating since June 2007 without an air permit. Third, on October 19, 2007, we received a notice of violation from VDEQ regarding certain diesel generators at one of our facilities in Northern Virginia, VA4. The notice asserts that the operation of our generators has not been in conformity with our air permit and that certain equipment added to the generators to reduce emissions has not been constructed, tested, and maintained in compliance with applicable regulations.

On August 4, 2008, we entered into a consent order with the VDEQ to resolve these matters. The order provided that we pay a $ 0.5 million civil penalty and undertake various remedial actions to bring the facilities into compliance and reduce future emissions, including installation of pollution control equipment at certain facilities, at a cost of $1.9 million, of which $1.5 million has been incurred and the remainder has been accrued at December 31, 2008. The civil penalty was paid as of December 31, 2008.

At the time of our IPO, our Executive Chairman and President and Chief Executive Officer agreed to indemnify us against certain costs that we may incur as a result of the alleged violations cited in the October 5 and 19, 2007 notices from VDEQ, and set aside, as partial collateral for a portion of these obligations, certain funds accruing for the account of the former members of the entity that contributed VA4 to our Company. We, with the approval of our disinterested directors, determined that $0.4 million of the costs incurred by us in connection with the notices of violation, including a portion of our attorney’s fees, are covered by these indemnification obligations, which they have paid as of December 31, 2008.

We are involved from time to time in other various legal proceedings, lawsuits, examinations by various tax authorities, and claims that have arisen in the ordinary course of business. Management believes that the resolution of such matters will not have a material adverse effect on the financial condition or results of operations.

11. Redeemable Noncontrolling Interests

Redeemable noncontrolling interests – operating partnership represent the limited partner interests in the Operating Partnership, or OP units, held by individuals and entities other than the Company. As of December 31, 2008, the owners of redeemable noncontrolling interests in the Operating Partnership owned 31,162,272 OP units, or 46.8% of the Operating Partnership. Holders of OP units are entitled to receive distributions in a per unit amount equal to the per share dividends made with respect to each share of the Company’s common stock. Holders of the OP units have the right to tender their units for redemption, in an amount equal to the fair market value of the Company’s common stock. The Company may elect to redeem tendered OP units for cash or for shares of the Company’s common stock. Following the above-described redemptions, the redemption value of the redeemable noncontrolling interests - operating partnership at December 31, 2008 and 2007 was $64.5 million and $610.8 million, respectively, based on the closing share price of the Company’s common stock of $2.07 and $19.60, respectively.

During the fourth quarter of 2007, the Company issued 341,145 fully vested LTIP units at $20.80 per share to certain officers, employees and consultants and recorded compensation expense of $6.4 million. LTIP units are a special class of partnership interests in our Operating Partnership. LTIP units, whether vested or not, will receive the same quarterly per unit profit distributions as units of our Operating Partnership, which profit distribution will generally equal per share distributions on our shares of common stock. Initially, LTIP units will not have full parity with Operating Partnership units with respect to liquidating distributions. Under the terms of the LTIP units, our Operating Partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of Operating Partnership unit holders. Upon equalization of the capital accounts of the holders of LTIP units with the holders of Operating Partnership units, the LTIP units will achieve full parity with Operating Partnership units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of Operating Partnership units at any time, and thereafter receive all the rights of Operating Partnership units. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that a recipient will realize for a given number of vested LTIP units will be less than the value of an equal number of OP units. As of December 31, 2008, parity with the Operating Partnership units had not been achieved and the LTIP units could not be converted into Operating Partnership units.

12. Stockholders’ Equity

We completed our initial public offering of our common shares (the “IPO”) on October 24, 2007. The IPO resulted in the sale of 35,075,000 common shares at a price per share of $21.00, generating gross proceeds to the Company of $736.6 million. The proceeds to the Company, net of underwriters’ discounts, commissions and financial advisory fees and other offering costs, were $676.9 million.

In connection with the IPO, we issued 377,833 shares of common stock at $21.00 per share to directors, employees and consultants in October 2007, of which 306,404 were vested as of December 31, 2007 and 71,429 vested in 2008. We recorded compensation expense of $8.6 million in 2007.

On December 14, 2007, we declared a dividend of $0.15 per share that was paid on January 11, 2008 to shareholders of record as of December 28, 2007. We recorded a payable as of December 31, 2007 of $10.0 million for this dividend and distribution. The dividend was classified for 2007 income tax purposes as a 100% return of capital (unaudited) and was therefore not taxable to the shareholders of the REIT.

For the year ended December 31, 2008, the Company declared and paid the following cash dividends on a fully diluted basis:

Record Date	Payment Date	Cash Dividend	Ordinary Taxable Dividend	Nontaxable Return of Capital Distributions
03/28/2008	04/11/2008	$0.18750	$0.15005	$0.03745
06/27/2008	07/11/2008	0.18750	0.15005	0.03745
09/26/2008	10/10/2008	0.18750	0.15005	0.03745

		$0.56250	$0.45015	$0.11235

13. Equity Compensation Plan

Concurrent with our IPO, our Board of Directors adopted the 2007 Equity Compensation Plan (“the Plan”). The Plan is administered by the Compensation Committee of the Board of Directors. The plan allows for the issuance of common stock, stock options, stock appreciation rights (“SARs”), performance unit awards and LTIP units. As of December 31, 2008, the maximum aggregate number of shares of common stock that may be issued under this Plan pursuant to the exercise of options and SARs, the grant of stock awards, or LTIP units and the settlement of performance units is equal to 4,967,795, of which 842,541 share equivalents had been issued leaving 4,125,254 shares available for future issuance.

Beginning January 1, 2008, and on each January 1 thereafter during the term of the Plan, the maximum aggregate number of shares of common stock that may be issued under this Plan pursuant to the exercise of options and SARs, the grant of stock awards or other-equity based awards and the settlement of performance units shall be increased by seven and one-half percent (7 1/2%) of any additional shares of common stock or interests in the Operating Partnership issued by the Company or the Operating Partnership; provided, however, that the maximum aggregate number of shares of common stock that may be issued under this Plan shall be 11,655,525 shares.

If any award or grant under the Plan (including LTIP units) expires, is forfeited or is terminated without having been exercised or paid, then any shares of common stock covered by such lapsed, cancelled, expired or unexercised portion of such award or grant and any forfeited, lapsed, cancelled or expired LTIP units shall be available for the grant of other options, SARs, stock awards, other equity-based awards and settlement of performance units under this Plan.

The following table discloses the number of unvested shares of restricted stock and the weighted average fair value of these shares at the date of grant:

	Shares of Restricted Stock	Weighted Average Fair Value at Date of Grant
Unvested balance at December 31, 2007	71,429	$21.00
Granted	53,270	$18.00
Vested	(71,429)	$21.00
Forfeited	—	N/A

Unvested balance at December 31, 2008	53,270	$18.00

As of December 31, 2008, total unearned compensation on restricted stock was $0.8 million and the weighted average vesting period was 1.3 years.

During the year ended December 31, 2008, we issued 53,270 shares of restricted stock which had a value of $1.0 million on the grant dates, and 71,429 shares vested at a value of $1.3 million on the vesting dates.

14. Earnings Per Share

The following table sets forth the reconciliation of basic and diluted average shares outstanding used in the computation of income (loss) per share of common stock (in thousands):

	December 31, 2008	October 24, 2007 to December 31, 2007
Numerator:
Net income (loss) attributable to controlling interests	$19,082	$(99,306)
Adjustments to redeemable noncontrolling interests	—	93

Numerator for basic earnings (loss) per share	19,082	(99,213)
Adjustments to redeemable noncontrolling interests	—	—

Numerator for diluted earnings (loss) per share	$19,082	$(99,213)

Denominator:
Weighted average shares	35,477	35,453
Unvested restricted stock	(48)	(71)

Denominator for basic earnings per share	35,429	35,382
Effect of dilutive securities	—	—

Denominator for diluted earnings per share—adjusted weighted average	35,429	35,382

For the year ending December 31, 2008, approximately 0.4 million shares of unvested and restricted common stock and LTIP units have been excluded from the calculation of diluted earnings per share as their effect would have been antidilutive. For the period from October 24, 2007 to December 31, 2007, approximately 0.4 million shares of unvested and restricted common stock and LTIP units have been excluded from the calculation of diluted earnings per share as their effect would have been antidilutive.

15. Employee Benefit Plan

Upon completion of the IPO, we established a tax qualified retirement plan (“401(k) Plan”) that provides employees with an opportunity to save for retirement on a tax advantaged basis. Employees will be able to participate in the 401(k) Plan on their first day of employment and are able to defer compensation up to the limits established by the Internal Revenue Service. We match 50% of the employees’ contributions up to a maximum match contribution of 4% of the employee’s salary. Our contributions vest immediately. During the year ended December 31, 2008 and the period from October 24, 2007 to December 31, 2007, we contributed $0.2 million and less than $0.1 million, respectively, to the 401(k) Plan.

16. Fair Value of Financial Instruments

Assets and Liabilities Measured at Fair Value

On January 1, 2008, the Company adopted SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances. In February 2008, the FASB issued two Staff Positions on SFAS No. 157: (1) FASB Staff Position No. FAS 157-1 (“FSP 157-1”), Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement Under Statement 13, and (2) FASB Staff Position No. FAS 157-2 (“FSP 157-2”), Effective Date of FASB Statement No. 157. FSP 157-1 excludes FASB Statement No. 13, Accounting for Leases, as well as other accounting pronouncements that address fair value measurements on lease classification or measurement under SFAS No. 13, from SFAS No. 157’s scope. FSP 157-2 partially defers SFAS No. 157’s effective date to January 1, 2009 for all non financial assets and non financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. We have elected to defer implementation of SFAS No. 157 for non-financial assets and liabilities which is primarily our real estate assets.

SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, SFAS No. 157 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Derivative financial instruments

Currently, the Company uses one interest rate swap to manage its interest rate risk. The valuation of this instrument is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of the derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair value of our interest rate swap is determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.

To comply with the provisions of SFAS No. 157, the Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contract for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

Although the Company has determined that the majority of the inputs used to value the derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivative utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of December 31, 2008, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative position and has determined that the credit valuation adjustment is not significant to the overall valuation of the interest rate swap. As a result, the Company has determined that its derivative valuation, in its entirety, is classified in Level 2 of the fair value hierarchy.

The table below presents the Company’s liabilities measured at fair value on a recurring basis as of December 31, 2008, aggregated by the level in the fair value hierarchy within which those measurements fall. These liabilities are recorded in prepaid rents and other liabilities in the consolidated balance sheet.

(in thousands)

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2008
Liabilities
Derivative financial instruments	$—	$17,767	$—	$17,767

SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of the fair value of financial instruments. Fair value estimates are subjective in nature and are dependent on a number of important assumptions, including estimates of future cash flows, risks, discount rates, and relevant comparable market information associated with each financial instrument. The use of different market assumptions and estimation methodologies may have a material effect on the reported estimated fair value amounts. Accordingly, the amounts are not necessarily indicative of the amounts we would realize in a current market exchange.

The following methods and assumptions were used in estimating the fair value amounts and disclosures for financial instruments as of December 31, 2008:

•

Cash and cash equivalents: The carrying amount of cash and cash equivalents reported in the consolidated balance sheet approximates fair value because of the short maturity of these instruments (i.e., less than 90 days).

•

Rents and other receivables, accounts payable and accrued liabilities, and prepaid rents: The carrying amount of these assets and liabilities reported in the balance sheet approximates fair value because of the short-term nature of these amounts.

•

Debt: The combined balance of our Line of Credit and mortgage notes payable was $666.8 million with a fair value of $669.8 million as of December 31, 2008 based on the Company’s most recent financings.

17. Quarterly Financial Information (unaudited)

The table below reflects the selected quarterly information for the years ended December 31, 2008 and 2007 (in thousands except share data):

	The Company
	Three months ended
	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008
Total revenue	$47,530	$42,918	$42,068	$41,148
Net income	6,596	7,881	11,163	10,520
Net income attributable to controlling interests	3,453	4,149	5,914	5,566
Net income attributable to controlling interests per common share—basic	0.10	0.12	0.17	0.16
Net income attributable to controlling interests per common share—diluted	0.10	0.12	0.17	0.16
Weighted average shares of common stock outstanding—basic	35,441,987	35,436,020	35,418,119	35,417,727
Weighted average shares of common stock outstanding—diluted	35,441,987	35,455,303	35,439,836	35,418,600

	The Company		The Predecessor
	For the period from October 24, 2007 through December 31, 2007		For the period from October 1, 2007 through October 23, 2007	Three months ended
				September 30, 2007	June 30, 2007	March 31, 2007
Total revenue	$25,871		$5,983	$16,869	$6,395	$6,156
Net income (loss)	(186,548	)(1)	(615)	(2,053)	552	497
Net income (loss) attributable to controlling interests	(99,306)		(615)	(2,053)	552	497
Net loss attributable to controlling interests per common share—basic and diluted	(2.80)		N/A	N/A	N/A	N/A
Weighted average shares of common stock outstanding—basic and diluted	35,382,404		N/A	N/A	N/A	N/A

(1)	Includes $176.5 million for the acquisition of service agreements and $15.0 million of non-cash stock based compensation expense related to the issuance of restricted stock and LTIPs in the fourth quarter of 2007.

18. Subsequent Events

OP Unit Redemption

From January 1, 2009 through February 24, 2009, holders of 3,939,929 OP units elected to redeem these units. The Company had the option to pay the OP unitholders with cash or issue shares of its common stock. The Company elected to issue 3,939,929 shares of its common stock.

ACC5 Loan

On February 6, 2009 (the “Closing Date”), the Company entered into a construction loan agreement (the “ACC5 Loan”) under which the lender agreed to lend up to $25 million to pay for a portion of the costs to complete the construction of Phase I of ACC5. Borrowings under the ACC5 Loan, which are secured by ACC5 and a $4 million cash deposit, bear interest at a fixed rate of 12% per annum and mature on February 6, 2010 (such period, the “Initial Term”). Upon execution of the ACC5 Loan, the Company drew down $5 million under the loan.

Under a separate agreement dated February 6, 2009, the Company may extend the maturity date of the ACC5 Loan for two years (the “First Extension Term”) if a certificate of occupancy has been issued by February 6, 2010, the Company has complied with all payment terms and there is no event of default. The Company also may extend for two additional one year periods if the Company has complied with all payment terms, there is no event of default and there is no material adverse change in the market value of ACC5. If the maturity date is extended for the First Extension Term, the Company must begin to pay monthly installments of principal and interest equal to the amount that, as of the commencement of the First Extension Term, would fully amortize the unpaid principal balance of the ACC5 Loan in 180 equal payments.

In connection with the ACC5 Loan, the Company executed a Deed of Trust which provides, among other things, that the lender may declare the borrowings under the agreement immediately due if the Company sells or transfers ACC5. The Deed of Trust also provides for customary events of default, including failure to pay a sum due or defects in the collateral under the Deed of Trust that are not cured prior to the expiration of the applicable notice and cure period. Upon the occurrence of an event of default and following the expiration of the applicable notice and cure period, the lender may, among other things, accelerate the obligation and declare amounts outstanding to be immediately due and payable, withhold disbursements and take possession of ACC5.

In connection with the ACC5 Loan, the Operating Partnership has agreed to guaranty obligations to pay to the lender any scheduled monthly installments of principal and interest to be paid prior to maturity.

SC1 Loan

On February 6, 2009, the Company received a $5 million term loan (the “SC1 Loan”) that is secured by SC1, bears interest at a fixed rate of 12% per annum and matures on February 6, 2010.

Under a separate agreement dated February 6, 2009, the Company may extend the maturity date of the SC1 Loan for two years (the “SC1 First Extension Term”) if the Company has complied with all payment terms and there is no event of default. The Company also may extend for two additional one year periods if the Company has complied with all payment terms, there is no event of default and there is no material adverse change in the market value of SC1. If the maturity date is extended for the SC1 First Extension Term, the Company must begin to pay monthly installments of principal and interest equal to the amount that, as of the commencement of the SC1 First Extension Term, would fully amortize the unpaid principal balance of the SC1 Loan in 180 equal payments.

In connection with the SC1 Loan, the Operating Partnership has agreed to guaranty obligations to pay to the lender any scheduled monthly installments of principal and interest to be paid prior to maturity.

On February 10, 2009, the Company received an additional $150 million in borrowings under an “accordion” feature of the ACC4 Term Loan, which was entered into on October 24, 2008. Approximately $135.1 million of the additional borrowings were used to repay in full the CH1 Construction Loan. In connection with the exercise of the accordion feature, the parties entered into an amendment to the ACC4 Term Loan which provides that another subsidiary of the Company will guaranty the obligations under the ACC4 Term Loan and this guaranty in turn will be secured by CH1. Under the terms of the amendment, CH1 will be released as security if the Company makes a principal reduction payment of $50 million and there is no event of default. Under the terms of the amendment, if the maturity date of the ACC4 Term Loan is extended from October 24, 2011 to October 24, 2012, the quarterly installments of principal will increase from $0.5 million to $2.0 million during the extension period.

Stock Compensation Plan (unaudited)

On February 26, 2009, the compensation committee of the Company’s board of directors granted incentive compensation awards to employees of the Company consisting of 0.6 million shares of restricted stock and options to purchase 1.3 million shares of its common stock, in the aggregate. One-third of these vest on each of March 1, 2010, 2011 and 2012, so long as the recipients remain employed with the Company. The options have a life of 10 years.

ITEM 9A.	CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended, as of the end of the period covered by this report (the “Evaluation Date”). Based on this evaluation, our principal executive officer and principal financial officer concluded as of the Evaluation Date that our disclosure controls and procedures were effective such that the information relating to DFT, including our consolidated subsidiaries, required to be disclosed in our Securities and Exchange Commission (“SEC”) reports (i) is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and (ii) is accumulated and communicated to DFT’s management, including our principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Control over Financial Reporting

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of any changes in our internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that occurred during our most recently completed fiscal quarter. Based on that evaluation, our principal executive officer and principal financial officer concluded that there has not been any change in our internal control over financial reporting during that quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Management’s Report on Internal Control over Financial Reporting

DuPont Fabros Technology, Inc.’s (“DFT”) management is responsible for establishing and maintaining adequate internal control over financial reporting for DFT. DFT’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. DFT’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of DFT; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of DFT are being made only in accordance with authorizations of management and directors of DFT; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of DFT’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        DFT’s management assessed the effectiveness of DFT’s internal control over financial reporting as of December 31, 2008, utilizing the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on the assessment by DFT’s management, we determined that DFT’s internal control over financial reporting was effective as of December 31, 2008. The effectiveness of DFT’s internal control over financial reporting as of December 31, 2008 has been audited by Ernst & Young LLP, DFT’s independent registered public accounting firm, as stated in their report which appears in this Form 8-K.